Exhibit 10.1

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of September 10, 2012

among

VIRTUS INVESTMENT PARTNERS, INC.,

as Borrower,

The Lenders Party Hereto,

PNC BANK, NATIONAL ASSOCIATION,

as Syndication Agent

and

THE BANK OF NEW YORK MELLON,

as Administrative Agent, as Swingline Lender and as Issuing Bank

PNC CAPITAL MARKETS LLC,

as Joint Lead Arranger

THE BANK OF NEW YORK MELLON,

as Joint Lead Arranger

Bryan Cave LLP

1290 Avenue of the Americas

New York, New York 10104 3300

(i)

Virtus Investment Partners, Inc. Amended and Restated Credit Agreement

(ii)

Virtus Investment Partners, Inc. Amended and Restated Credit Agreement

(iii)

Virtus Investment Partners, Inc. Amended and Restated Credit Agreement

SCHEDULES:

Schedule 2.1	List of Revolving Commitments
Schedule 4.6	List of Disclosed Matters
Schedule 4.11	List of Subsidiaries
Schedule 4.12	List of Insurance
Schedule 4.18	List of UCC Filing Offices
Schedule 4.20	List of Inactive Subsidiaries
Schedule 6.12	List of Subsidiary Guarantors
Schedule 7.1	List of Existing Indebtedness
Schedule 7.2	List of Existing Liens
Schedule 7.4	List of Existing Investments
Schedule 7.10	List of Existing Restrictions

EXHIBITS:

Exhibit A	Form of Assignment and Assumption
Exhibit B-1	Form of Opinion of Mark S. Flynn, Esq.
Exhibit B-2	Form of Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
Exhibit C	Form of Credit Request
Exhibit D	Form of Note
Exhibit E	Form of Guarantee Reaffirmation
Exhibit F	Form of Increase Supplement
Exhibit G	Form of Compliance Certificate
Exhibit H	Form of Notice of Conversion or Continuation
Exhibit I	Form of Officers’ Closing Certificate
Exhibit J	Form of Amendment to Security Agreement

(iv)

Virtus Investment Partners, Inc. Amended and Restated Credit Agreement

AMENDED AND RESTATED CREDIT AGREEMENT, dated as of September 10, 2012, among VIRTUS INVESTMENT PARTNERS, INC., the LENDERS party hereto, PNC BANK, NATIONAL ASSOCIATION, as Syndication Agent, and THE BANK OF NEW YORK MELLON, as the Administrative Agent, the Swingline Lender and as the Issuing Bank, amending and restating in its entirety the Credit Agreement, dated as of September 1, 2009, among the Borrower, the Lenders party thereto, and BNY Mellon as the Administrative Agent and as the Issuing Bank, as amended by Amendment No. 1, dated as of July 8, 2010, Amendment No. 2, dated as of August 2, 2010, and Amendment No. 3 and Waiver No. 1, dated as of October 27, 2011.

The parties hereto agree as follows:

ARTICLE 1.

DEFINITIONS

Section 1.1 Defined Terms. As used in this Credit Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Revolving Loan or Borrowing, refers to whether such Revolving Loan, or the Revolving Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted Deferred Obligations” means, at any time, an amount equal to the excess, if any, of (a) the total Deferred Obligations of the Borrower and the Subsidiary Guarantors at such time determined on a consolidated basis in accordance with GAAP, minus (b) Excess Unrestricted Cash.

“Adjusted EBITDA” means, for any period, EBITDA for such period adjusted, on a consistent basis, to reflect the effect on EBITDA, if any, of issuances or retirements of Equity Interests, and purchases, acquisitions, sales, transfers and other dispositions, in each case made by the Borrower and the Subsidiaries during such period as if they occurred at the beginning of such period.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (i) the LIBO Rate for such Interest Period multiplied by (ii) the Statutory Reserve Rate.

“Adjusted One Month Eurodollar Rate” means, on any day, the rate of interest per annum as determined by the Administrative Agent, equal to (i) the LIBO Rate (determined in the manner set forth in the definition thereof) for a deposit in an amount approximately equal to $1,000,000 with a maturity of one month at approximately 11:00 a.m., London time, on such day, provided that if the day for which such rate is to be determined is not a Business Day, the Adjusted One Month Eurodollar Rate for such day shall be such rate on the next preceding Business Day multiplied by (ii) the Statutory Reserve Rate.

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“Administrative Agent” means BNY Mellon, in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance” has the meaning set forth in Section 2.8(c).

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent” means, BNY Mellon in its capacity as Administrative Agent.

“Agreement Date” has the meaning set forth in the Existing Credit Agreement.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus 0.50%, and (iii) the Adjusted One Month Eurodollar Rate in effect on such day plus 1.00%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted One Month Eurodollar Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted One Month Eurodollar Rate.

“Applicable Margin” (a) at all times from and after the Agreement Date and prior to the Effective Date, has the meaning set forth in the Existing Credit Agreement, and (b) at all times thereafter during the applicable periods set forth below: (i) with respect to ABR Borrowings, the percentage set forth in the following table under the heading “ABR Margin”, (ii) with respect to Eurodollar Borrowings and the Letter of Credit participation fee payable under Section 3.3(b)(i), the percentage set forth in the following table under the heading “Eurodollar Margin and LC Fee”, and (iii) with respect to the commitment fee payable under Section 3.3(a), the percentage set forth in the following table under the heading “Commitment Fee”:

When the Leverage Ratio is:
greater than or equal to	and less than	ABR Margin	Eurodollar Margin and LC Fee	Commitment Fee
2.50:1.00	n/a	1.50%	2.50%	0.50%
1.50:1.00	2.50:1.00	1.00%	2.00%	0.40%
n/a	1.50:1.00	0.750%	1.750%	0.35%

Changes in the Applicable Margin resulting from a change in the Leverage Ratio as evidenced by the Compliance Certificate most recently delivered under Section 6.1(c) shall become effective five Business Days after the later to occur of (a) the date such Compliance Certificate is delivered to the Administrative Agent, and (b) 120 days after the fiscal year end or 60 days after the fiscal quarter end (in the case of the first three fiscal quarters of any fiscal year), in either

Virtus Investment Partners, Inc. Amended and Restated Credit Agreement

case in respect of which such Compliance Certificate shall have been delivered. Notwithstanding anything to the contrary in this definition, (i) if the Borrower shall fail to deliver to the Administrative Agent a Compliance Certificate on or prior to any date required hereby, the Leverage Ratio for purposes of this defined term only shall be deemed to be greater than or equal to 2.50:1.00 from and including such date to the fifth Business Day following the date of delivery to the Administrative Agent of such Compliance Certificate, and (ii) during the period commencing on the Effective Date and ending on the fifth Business Day after the later to occur of the (A) date the first such Compliance Certificate is delivered to the Administrative Agent, and (B) 90th day after the fiscal year end or the 45th day after the fiscal quarter end (in the case of the first three fiscal quarters of any fiscal year) in respect of which such first Compliance Certificate shall have been delivered, the Leverage Ratio for purposes of this defined term only shall be based on the certificate delivered pursuant to Section 5.1(d).

“Applicable Percentage” means, with respect to any Revolving Lender, the percentage of the total Revolving Commitments represented by such Revolving Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.

“Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.4), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Closing Date to but excluding (a) the Maturity Date, or (b) if earlier, the date of termination of the Revolving Commitments.

“Available Revolving Commitment” means, with respect to each Revolving Lender as of any date, the excess if any of (a) the Revolving Commitment of such Revolving Lender, minus (b) the Revolving Credit Exposure of such Revolving Lender.

“BNY Mellon” means The Bank of New York Mellon.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Virtus Investment Partners, Inc., a Delaware corporation.

“Borrower Group” means, collectively (i) the Borrower, (ii) each Subsidiary Guarantor, and (iii) so long as VPD is a wholly-owned Subsidiary, VPD.

“Borrower Group Net Worth” means, as of any date, the shareholders’ equity of the Borrower Group on a consolidated basis determined in accordance with GAAP as of the

Virtus Investment Partners, Inc. Amended and Restated Credit Agreement

immediately preceding fiscal year end of the Borrower in respect of which the financial statements required by Section 6.1(a) have been delivered to the Credit Parties, adjusted to exclude, to the extent included therein (whether by the equity method of accounting or otherwise), (a) the shareholders’ equity of each Non-Guarantor Subsidiary other than VPD, and (b) the value of all investments in each Joint Venture.

“Borrower Materials” has the meaning assigned to such term in Section 6.2.

“Borrowing” means Revolving Loans of the same Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Business” means, collectively, (i) the business of the Borrower and the Subsidiaries on the Agreement Date and (ii) any business that is the same, similar or otherwise reasonably related, ancillary or complementary thereto.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Hartford, CT are authorized or required by law to remain closed, provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Calculation Period” means each period commencing on the date of delivery by the Borrower of the financial statements required by Section 6.1(a) with respect to a fiscal year, and ending on the date immediately preceding the commencement of the immediately succeeding Calculation Period.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateral” means cash or deposit account balances or, if the Administrative Agent and the Issuing Bank shall agree in their sole discretion, other credit support, including the proceeds thereof, which is used to Cash Collateralize.

“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent Cash Collateral, for the benefit of one or more of the Revolving Lenders and the Issuing Bank, as collateral for the LC Exposure or obligations of Revolving Lenders to fund participations in respect of the LC Exposure, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Bank.

“Cash Distributions Received” means, for any period, the sum, without duplication, of all Restricted Payments received by the Borrower Group, in cash, from Non-Guarantor Subsidiaries and Joint Ventures.

Virtus Investment Partners, Inc. Amended and Restated Credit Agreement

“Casualty Event” means, any insured casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary Guarantor, other than insured casualties, other insured damages or takings resulting in aggregate Net Proceeds not exceeding $1,000,000 during any fiscal year.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“CFC” means a controlled foreign corporation within the meaning of Section 957(a) of the Code.

A “Change in Control” shall be deemed to have occurred if (a) any Person or group (within the meaning of Rule 13d 5 of the Securities Exchange Act of 1934 as in effect on the Agreement Date) shall own directly or indirectly, beneficially or of record, shares representing more than 25% of the aggregate ordinary voting power or economic interests represented by the issued and outstanding Equity Interests of the Borrower on a fully diluted basis, (b) a majority of the seats (other than vacant seats) on the board of directors of the Borrower shall at any time be occupied by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated; or (c) any change in control (or similar event, however denominated) with respect to the Borrower or any of the Subsidiaries shall occur under and as defined in any indenture or agreement in respect of Indebtedness in an outstanding principal amount in excess of $1,000,000 to which the Borrower or any Subsidiary is a party.

“Change in Law” means the occurrence, after the Agreement Date, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority, provided that for purposes of this Credit Agreement, the Dodd-Frank Wall Street Reform and Consumer Protection Act, all requests, rules, guidelines or directives in connection therewith and all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or the United States financial regulatory authorities, shall be deemed to have been adopted and become effective after the Agreement Date.

“Closing Date” has the meaning set forth in the Existing Credit Agreement.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means any and all “Collateral” as defined in any applicable Security Document.

“Commitments” means, the Revolving Commitments, the Letter of Credit Commitment and the Swingline Commitment.

Virtus Investment Partners, Inc. Amended and Restated Credit Agreement

“Compliance Certificate” means a certificate, substantially in the form of Exhibit G.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreements” means, collectively, Deposit Account Control Agreements and Securities Account Control Agreements as such terms are defined in the Security Agreement.

“Credit Agreement” means the Existing Credit Agreement, as amended and restated by this Amended and Restated Credit Agreement.

“Credit Obligations” means (i) the due and punctual payment of (a) principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (b) all other monetary obligations, including reimbursement obligations in respect of LC Disbursements, fees, commissions, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Loan Parties to the Secured Parties, or that are otherwise payable to any Credit Party, in each case under the Loan Documents, and (ii) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Loan Parties or any other party (other than a Credit Party) under or pursuant to the Loan Documents.

“Credit Parties” means the Administrative Agent, the Issuing Bank and the Lenders.

“Credit Request” means a Credit Request, substantially in the form of Exhibit C, or in such other form as shall be acceptable to the Administrative Agent.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition which constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means, subject to Section 2.12(b), any Revolving Lender that (a) has failed to (i) fund all or any portion of its Revolving Loans or Advances within two Business Days of the date such Revolving Loans or Advances were required to be funded hereunder unless such Revolving Lender notifies the Administrative Agent and the Borrower in

Virtus Investment Partners, Inc. Amended and Restated Credit Agreement

writing that such failure is the result of such Revolving Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Revolving Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Revolving Lender’s obligation to fund a Revolving Loan or Advance and states that such position is based on such Revolving Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Revolving Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Revolving Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Revolving Lender or any direct or indirect parent company thereof by a Governmental Authority, so long as such ownership interest does not (i) result in or provide such Revolving Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets, or (ii) permit such Revolving Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Revolving Lender. Any determination by the Administrative Agent that a Revolving Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Revolving Lender shall be deemed to be a Defaulting Lender (subject to Section 2.12(b)) upon delivery of written notice of such determination to the Borrower, the Issuing Bank, the Swingline Lender and each Revolving Lender.

“Deferred Obligations” of any Person means all obligations of such Person in respect of the deferred purchase price of property or services (including contingent payment, earn out and similar obligations, but excluding current accounts payable incurred in the ordinary course of business which are paid within 90 days of their respective due dates), but only to the extent required to be reported on such Person’s financial statements under GAAP.

“Disclosed Matters” means the actions, suits, proceedings and environmental matters disclosed in Schedule 4.6.

“Disqualified Equity” means any Equity Interest of any Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the

Virtus Investment Partners, Inc. Amended and Restated Credit Agreement

option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires or mandates payments or distributions in cash, on or prior to the date that is one year after the Maturity Date; provided, however, that Equity Interests that would constitute Disqualified Equity solely because the holders thereof have the right to require such Person to repurchase or redeem such Equity Interests upon the occurrence of one or more certain events shall not constitute Disqualified Equity if the terms of such Equity Interest provide that such Person may not repurchase or redeem any such Equity Interest unless such repurchase or redemption complies with Section 7.8. The term “Disqualified Equity” shall also include any options, warrants or other rights that are convertible into Disqualified Equity or that are redeemable at the option of the holder, or required to be redeemed, prior to the date that is one year after the Maturity Date.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means a Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“EBITDA” means, for any period:

(X) Net Income for such period, (a) plus, without duplication and to the extent deducted from revenues in determining Net Income for such period, the sum of (i) the aggregate amount of Interest Expense, (ii) the aggregate amount of income and franchise tax expense of the Borrower Group, (iii) all amounts attributable to depreciation and amortization of the Borrower Group, (iv) charges for non-cash stock based compensation of the Borrower Group on a consolidated basis, (v) other non-cash non-recurring losses of the Borrower Group on a consolidated basis, and (vi) unrealized mark-to-market losses of the Borrower Group on a consolidated basis, and (b) minus, without duplication and to the extent included in revenues in determining Net Income for such period, the sum of (i) unrealized mark-to-market gains of the Borrower Group on a consolidated basis, and (ii) other non-cash non-recurring gains of the Borrower Group on a consolidated basis, minus

(Y) the excess, if any, of (a) Cash Distributions Received, over (b) the amount determined under paragraph (X) immediately above multiplied by 33-1/3%.

“Effective Date” means the date on which the conditions specified in Section 5.1 are satisfied (or waived in accordance with Section 10.2).

“Eligible Assignee” means (i) a Lender, (ii) an Affiliate of a Lender, (iii) an Approved Fund, (iv) any other Person (other than a natural person) approved by the Administrative Agent, the Swingline Lender and the Issuing Bank, and, unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

Virtus Investment Partners, Inc. Amended and Restated Credit Agreement

“Environment” means ambient air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, the workplace or as otherwise defined in any Environmental Law.

“Environmental Claim” means any written accusation, allegation, notice of violation, claim, demand, order, directive, cost recovery action or other cause of action by, or on behalf of, any Governmental Authority or any Person for damages, injunctive or equitable relief, personal injury (including sickness, disease or death), Remedial Action costs, tangible or intangible property damage, natural resource damages, nuisance, pollution, any adverse effect on the environment caused by any Hazardous Material, or for fines, penalties or restrictions, resulting from or based upon (i) the existence, or the continuation of the existence, of a Release (including sudden or non-sudden, accidental or non-accidental Releases), (ii) exposure to any Hazardous Material, (iii) the presence, use, handling, transportation, storage, treatment or disposal of any Hazardous Material or (iv) the violation or alleged violation of any Environmental Law or Environmental Permit.

“Environmental Law” means any and all applicable present and future treaties, laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the presence, management, Release or threatened Release of any Hazardous Material or to health and safety matters.

“Environmental Permit” means any permit, approval, authorization, certificate, license, variance, filing or permission required by or from any Governmental Authority pursuant to any Environmental Law.

“Equity Interest” means (i) shares of corporate stock, partnership interests, membership interests and any other interest that confers on a Person the right to receive a share of the profits and losses of, or a distribution of the assets of, the issuing Person and (ii) all warrants, options or other rights to acquire any Equity Interest set forth in clause (i) of this defined term.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower or any Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (i) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (ii) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (iii) the filing pursuant to Section 412(d) of the Code or Section 303(a) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (iv) the incurrence by the Borrower, any Subsidiary or any ERISA Affiliate of any

Virtus Investment Partners, Inc. Amended and Restated Credit Agreement

liability under Title IV of ERISA with respect to the termination of any Plan; (v) the receipt by the Borrower, any Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (vi) the incurrence by the Borrower, any Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (vii) the receipt by the Borrower, any Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower, any Subsidiary or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Revolving Loan or Borrowing, refers to whether such Revolving Loan, or the Revolving Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Section 8.1.

“Evergreen Letter of Credit” has the meaning assigned to such term in Section 2.9(b)(iii).

“Excess Unrestricted Cash” means, at any time, an amount equal to the excess, if any, of (a) the total cash of the Borrower and the Subsidiary Guarantors at such time determined on a consolidated basis in accordance with GAAP to the extent that (i) neither the Borrower nor any Subsidiary Guarantor is subject to any restriction on the use of such cash, and (ii) such cash is subject to the lien created by the Security Documents and such lien is perfected in accordance with, and has the priority required by, the Security Documents, minus (b) $25,000,000.

“Excluded Taxes” means, with respect to any Credit Party or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 3.8(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.7, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.7.

“Existing Credit Agreement” means the Credit Agreement, dated as of September 1, 2009, among the Borrower, the Lenders party thereto, and BNY Mellon as the Administrative Agent and as the Issuing Bank, as amended by Amendment No. 1, dated as of July 8, 2010, Amendment No. 2, dated as of August 2, 2010, and Amendment No. 3 and Waiver No. 1, dated as of October 27, 2011, and as in effect immediately prior to the Effective Date.

Virtus Investment Partners, Inc. Amended and Restated Credit Agreement

“Federal Funds Effective Rate” means, for any day, a rate per annum (expressed as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if such rate is not so published for any day, the Federal Funds Effective Rate for such day shall be the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Borrower.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Bank, such Defaulting Lender’s LC Exposure other than such LC Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Applicable Percentage of outstanding Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States of America.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements the Basel Committee on Bank Supervision, or any successor or similar authority to any of the foregoing).

Virtus Investment Partners, Inc. Amended and Restated Credit Agreement

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation, provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guaranteed” has a meaning correlative thereto. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Guarantee Agreement” means the Guarantee Agreement, dated as of September 1, 2009, among the Borrower, Duff & Phelps Investment Management Co., an Illinois corporation, Euclid Advisors LLC, a New York limited liability company, Kayne Anderson Rudnick Investment Management, LLC, a California limited liability company, Virtus Investment Advisers, Inc., a Massachusetts corporation, Newfleet Asset Management, LLC, a Delaware limited liability company, Virtus Partners, Inc., a Delaware corporation, Zweig Advisers, LLC, a Delaware limited liability company, and the Administrative Agent.

“Guarantee Documents” means the Guarantee Agreement, the Guarantee Reaffirmation and each other guarantee agreement, instrument or other document executed or delivered pursuant to Sections 6.12 or 6.13 to guarantee any of the Credit Obligations.

“Guarantee Reaffirmation” means the Guarantee Reaffirmation, substantially in the form of Exhibit E, among the Borrower and the Subsidiary Guarantors.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means (i) any Interest Rate Protection Agreement and (ii) any foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price swap, cap, collar, hedging or other like arrangement, in each case entered into to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities.

Virtus Investment Partners, Inc. Amended and Restated Credit Agreement

“Inactive Subsidiary” means (a) a Subsidiary that (i) has no assets or assets not in excess of $250,000 and (ii) does not engage in the active conduct of a trade or business, and (b) so long as the total assets of DPCM Holdings, Inc. do not exceed $700,000, DPCM Holdings, Inc.

“Increase Supplement” means an Increase Supplement substantially in the form of Exhibit F.

“Increasing Lender” has the meaning assigned to such term in Section 2.11.

“Indebtedness” of any Person means, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by or otherwise in respect of bonds, debentures, notes or similar instruments, including seller paper, (iii) all obligations of such Person upon which interest charges are customarily paid, (iv) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (v) all Deferred Obligations of such Person, (vi) all Capital Lease Obligations and Synthetic Lease Obligations of such Person, (vii) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (viii) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (ix) all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted (e.g., take or pay obligations) or similar obligations, (x) to the extent not otherwise included, all net obligations of such Person under Hedging Agreements, (xi) any of the foregoing of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, and (xii) all Guarantees by such Person of any of the foregoing. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning assigned to such term in Section 10.3(b).

“Information” has the meaning assigned to such term in Section 10.13(b).

“Interest Coverage Ratio” means the ratio of (i) EBITDA for the four immediately preceding fiscal quarters then ended, to (ii) Interest Expense (excluding, to the extent included therein, all fees paid to the Credit Parties on or about the Effective Date relating to the establishment of the credit facilities evidenced hereby) for the four immediately preceding fiscal quarters then ended.

“Interest Expense” means, for any period, the interest (whether expensed or capitalized) paid or accrued (including the interest component in respect of Capital Lease Obligations) by the Borrower Group during such period, determined on a consolidated basis in accordance with GAAP.

Virtus Investment Partners, Inc. Amended and Restated Credit Agreement

“Interest Payment Date” means (i) with respect to any ABR Loan, the last day of each March, June, September and December, (ii) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Eurodollar Loan is a part and, in the case of a Eurodollar Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, (iii) with respect to any Swingline Loan, the last Business Day of each calendar month, and (iv) with respect to all Loans, the Maturity Date.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect, provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Interest Rate Protection Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or similar agreement or arrangement entered into to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities.

“Issuing Bank” means BNY Mellon, in its capacity as issuer of Letters of Credit.

“Joint Venture” means, as of any date, each Person (other than a Subsidiary, a Virtus Fund or a Person that is a money market mutual fund) that has issued an Equity Interest which, on such date, is held by the Borrower or any Subsidiary.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, (i) with respect to all Revolving Lenders, the sum, without duplication, of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time and (ii) with respect to each Revolving Lender, its Applicable Percentage of the amount determined under clause (i) above.

“Lenders” means the Revolving Lenders and the Swingline Lender.

“Letter of Credit” means any letter of credit (and any successive renewals thereof) issued pursuant to this Credit Agreement.

Virtus Investment Partners, Inc. Amended and Restated Credit Agreement

“Letter of Credit Commitment” means, with respect to the Issuing Bank, the commitment of the Issuing Bank to issue Letters of Credit. The initial amount of the Letter of Credit Commitment on the Effective Date is $7,500,000.

“Leverage Ratio” means, as of any date, the ratio of (i) the sum, as of such date, of Total Debt plus Adjusted Deferred Obligations to (ii) Adjusted EBITDA for the four immediately preceding fiscal quarters ended on such date or, if such date is not a fiscal quarter end, for the four immediately preceding fiscal quarters then ended.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters LIBO Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in Dollars in the London interbank market) at approximately 11:00 a.m., London time, on the day that is two Business Days prior to the first day of such Interest Period, as the rate for deposits in Dollars with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate of interest per annum as determined by the Administrative Agent, equal to the rate, as reported by BNY Mellon to the Administrative Agent, quoted by BNY Mellon to leading banks in the London interbank market as the rate at which BNY Mellon is offering dollar deposits in an amount approximately equal to its ratable share of such Eurodollar Borrowing with a maturity comparable to such Interest Period at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (i) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (ii) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and (iii) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Credit Agreement, the Notes, the Guarantee Documents, the documentation in respect of each Letter of Credit, and the Security Documents.

“Loan Parties” means the Borrower and the Subsidiary Guarantors.

“Loans” means the Revolving Loans and the Swingline Loans.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect on (i) the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and the Subsidiary Guarantors, taken as a whole, (ii) the legality, validity or enforceability of any Loan Document, (iii) the ability of any Loan Party to perform any of its obligations under any Loan Document, (iv) the rights of or benefits available to any Credit Party under any Loan Document or (v) any Lien purported to be created under the applicable Loan Documents shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any Collateral,

Virtus Investment Partners, Inc. Amended and Restated Credit Agreement

with the priority required thereby, except (a) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents or (b) as a result of the Administrative Agent’s failure to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the applicable Security Document.

“Material Obligations” means, as of any date, Indebtedness or other obligations (other than Indebtedness or other obligations under the Loan Documents) of any one or more of the Borrower or any Subsidiary in an aggregate principal amount exceeding $4,000,000. For purposes of determining Material Obligations, the “principal amount” of any Indebtedness or other obligations at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or any Subsidiary, as applicable, would be required to pay if such Indebtedness or other obligations became due and payable on such day.

“Maturity Date” means September 7, 2017.

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 105% of the Fronting Exposure of the Issuing Bank with respect to Letters of Credit issued and outstanding at such time and (ii) otherwise, an amount determined by the Administrative Agent and the Issuing Bank in their sole discretion.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Income” means, for any period, the sum, without duplication, of (a) the net income (or loss) for such period of the Borrower Group on a consolidated basis determined in accordance with GAAP, adjusted to exclude, to the extent included therein (whether by the equity method of accounting or otherwise), the income (or loss) attributable to each Non-Guarantor Subsidiary and each Joint Venture, plus (b) all Cash Distributions Received.

“Net Proceeds” means, with respect to any event, (i) the cash proceeds received in respect of such event, including (a) any cash received in respect of any non-cash proceeds, but only as and when received, (b) in the case of a casualty, insurance proceeds, and (c) in the case of a condemnation or similar event, condemnation awards and similar payments, (ii) net of the sum of (a) all reasonable fees and out of pocket expenses paid by the Borrower and the Subsidiaries to third parties in connection with such event, and (b) the amount of all taxes paid (or reasonably estimated to be payable) by the Borrower and the Subsidiaries and the amount of any cash reserves established by the Borrower and the Subsidiaries to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by the chief financial officer of the Borrower); provided that, subject to Section 6.11, with respect to any casualty or other insured damage or condemnation or similar proceeding, if the Borrower shall deliver a certificate of a Financial Officer to the Administrative Agent on or before the tenth day following the date of receipt by the Borrower or such Subsidiary, as applicable, of the proceeds thereof setting forth the intent of the Borrower or such Subsidiary, as applicable, to use the proceeds thereof to replace or repair the assets that are the subject thereof with, or otherwise purchase, other assets within 180 days of receipt of such

Virtus Investment Partners, Inc. Amended and Restated Credit Agreement

proceeds, such proceeds shall not constitute Net Proceeds except to the extent not so used at the end of such 180 day period, at which time such unapplied proceeds shall be deemed Net Proceeds.

“Non-Defaulting Lender” means, at any time, each Revolving Lender that is not a Defaulting Lender at such time.

“Non—Guarantor Subsidiary” means, as of any date, each Subsidiary (other than VPD) that is not a Guarantor Subsidiary.

“Notes” means, with respect to each Lender, a promissory note evidencing such Lender’s Loans payable to the order of such Lender (or, if required by such Lender, to such Lender and its registered assigns) substantially in the form of Exhibit D.

“Notice of Conversion or Continuation” means a Notice of Conversion or Continuation, substantially in the form of Exhibit H, or in such other form as shall be acceptable to the Administrative Agent.

“Notice of Non-Extension” has the meaning assigned to such term in Section 2.9(b)(iii).

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Credit Agreement or any other Loan Document.

“Participant” has the meaning assigned to such term in Section 10.4(d).

“Patriot Act” has the meaning assigned to such term in Section 10.14.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes, assessments or other governmental charges that are not yet due or are being contested in compliance with Section 6.4, provided that enforcement of such Liens is stayed pending such contest;

(b) landlords’, vendors’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 6.4;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

Virtus Investment Partners, Inc. Amended and Restated Credit Agreement

(d) deposits to secure the performance of bids, trade contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under Section 8.1(k);

(f) easements, zoning restrictions, rights of way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligation and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower and the Subsidiaries;

(g) Liens in favor of a financial institution encumbering deposits (including the right of setoff) held by such financial institution in the ordinary course of its business and which are within the general parameters customary in the banking industry; and

(h) Liens on Margin Stock to the extent that a prohibition on such Liens would violate Regulation U.

“Permitted Investments” means:

(a) debt obligations maturing within one year from the date of acquisition thereof to the extent the principal thereof and interest thereon is backed by the full faith and credit of the United States of America;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, or from Moody’s Investors Service, Inc.;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000 or, to the extent not otherwise included, any Lender, and which is rated at least A1 by Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, and P1 by Moody’s Investors Service, Inc. in the note or commercial paper rating category;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) of this definition and entered into with a financial institution satisfying the criteria described in clause (c) of this definition; and

(e) money market mutual funds, 90% of the investments of which are in cash or investments contemplated by clauses (a), (b) and (c) of this definition.

Virtus Investment Partners, Inc. Amended and Restated Credit Agreement

“Permitted Prior Liens” means (a) Liens referred to in clauses (b), (c), (d), (f) and (g) of the defined term “Permitted Encumbrances”, and (b) Liens referred to in clauses (c), (d) and (e) of Section 7.2.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower, any Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning assigned to such term in Section 6.2.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by BNY Mellon as its prime commercial lending rate at its principal office in New York City; each change in the Prime Rate being effective from and including the date such change is publicly announced as being effective. The Prime Rate is not intended to be lowest rate of interest charged by BNY Mellon in connection with extensions of credit to borrowers.

“Properties” has the meaning assigned to such term in Section 4.6(b)(i).

“Public Lender” has the meaning assigned to such term in Section 6.2.

“Register” has the meaning assigned to such term in Section 10.4(c).

“Regulated Equity Interest” means any Equity Interest issued by a Subsidiary to any Person other than the Borrower or a Subsidiary Guarantor.

“Regulation D” means Regulation D of the Board.

“Regulation T” means Regulation T of the Board.

“Regulation U” means Regulation U of the Board.

“Regulation X” means Regulation X of the Board.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” has the meaning set forth in Section 101(22) of CERCLA.

“Remedial Action” means (a) “remedial action” as such term is defined in CERCLA, 42 U.S.C. Section 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to: (i) clean up, remove, treat, abate or in any other way address any Hazardous Material in the environment; (ii) prevent the Release or threat of Release,

Virtus Investment Partners, Inc. Amended and Restated Credit Agreement

or minimize the further Release of any Hazardous Material so it does not migrate or endanger or threaten to endanger public health, welfare or the environment; or (iii) perform studies and investigations in connection with, or as a precondition to, (i) or (ii) above.

“Required Lenders” means, at any time, Revolving Lenders having Available Revolving Commitments and Revolving Credit Exposures representing greater than 50% of the sum of the Available Revolving Commitments and Revolving Credit Exposures of all Revolving Lenders, provided that at any time there are only two Revolving Lenders, Required Lenders shall mean all Revolving Lenders. The Available Revolving Commitments and Revolving Credit Exposures of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Restricted Payment” means, as to any Person, (i) any dividend or other distribution by such Person (whether in cash, securities or other property) with respect to any Equity Interests of such Person, (ii) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interest, (iii) any payment of principal or interest or any purchase, redemption, retirement, acquisition or defeasance with respect to any Indebtedness of such Person which is subordinated to the payment of the Credit Obligations, or (iv) the acquisition for value by such Person of any Equity Interests issued by such Person or any other Person that Controls such Person.

“Revolving Commitment” means, with respect to each Revolving Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Swingline Loans and Letters of Credit hereunder in an aggregate outstanding amount not exceeding the amount of such Revolving Lender’s Revolving Commitment as set forth on Schedule 2.1 or in the Assignment and Assumption pursuant to which such Revolving Lender shall have assumed its Revolving Commitment in accordance with Section 10.4(b), as applicable, as such Revolving Commitment may be adjusted from time to time pursuant to Sections 2.5 or 2.11 or pursuant to assignments by or to such Revolving Lender pursuant to Section 10.4. The initial aggregate amount of the Revolving Commitments on the Effective Date is $75,000,000.

“Revolving Credit Exposure” means, with respect to any Revolving Lender at any time, the sum of the aggregate outstanding principal amount of such Lender’s Revolving Loans, Swingline Exposure, and LC Exposure at such time.

“Revolving Lenders” means the Persons listed on Schedule 2.1 and any other Person that shall be the assignee of all or any part of a Revolving Loan or that shall have assumed all or any part of a Revolving Commitment, in either case pursuant to an Assignment and Assumption, other than any such Person that has assigned all of its Revolving Loans and delegated all of its Revolving Commitment, in either case pursuant to one or more Assignment and Assumptions.

“Revolving Loan” means a loan referred to in Section 2.1 and made pursuant to Section 2.4.

Virtus Investment Partners, Inc. Amended and Restated Credit Agreement

“Rutherford” means Rutherford Financial Corporation, a Pennsylvania corporation.

“Sale and Leaseback” has the meaning assigned to such term in Section 7.6.

“Secured Parties” means the “Secured Parties” as defined in the Security Agreement.

“Security Agreement” means the Security Agreement, dated as of September 1, 2009, among the Borrower, the Subsidiary Guarantors and the Administrative Agent, as amended from time to time.

“Security Documents” means the Security Agreement, each Control Agreement and each other security agreement, instrument or other document executed or delivered pursuant to Sections 6.12 or 6.13, or Articles 4 or 10 of the Security Agreement, to secure any of the Credit Obligations.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D). Such reserve percentages shall include those imposed pursuant to Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Revolving Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”), as of any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power is or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent.

“Subsidiary” means any Person (other than a Virtus Fund) that is a subsidiary of the Borrower.

“Subsidiary Guarantor” means (a) each Subsidiary Guarantor listed on Schedule 6.12 and (b) any Subsidiary that executes and delivers the Security Documents and the Guarantee Agreement, in each case in accordance with 6.12 and 6.13.

Virtus Investment Partners, Inc. Amended and Restated Credit Agreement

“Swingline Commitment” means, with respect to the Swingline Lender, the commitment of the Swingline Lender to make Swingline Loans. The initial amount of the Swingline Commitment on the Effective Date is $5,000,000.

“Swingline Exposure” means, at any time, the aggregate outstanding principal amount of all Swingline Loans at such time. The Swingline Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the Swingline Exposure at such time.

“Swingline Lender” means BNY Mellon in its capacity as Swingline Lender hereunder.

“Swingline Loan” means a loan referred to and made pursuant to Section 2.8.

“Swingline Rate” means, with respect to each Swingline Loan, the rate per annum agreed to in writing by the Borrower and the Swingline Lender as the interest rate that such Swingline Loan shall bear, provided that if the Borrower and the Swingline Lender shall have been unable to agree upon such interest rate for such Swingline Loan, the Swingline Rate for such Swingline Loan shall be a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

“Synthetic Lease” means a lease of property or assets (other than inventory) designed to permit the lessee (i) to claim depreciation on such property or assets under U.S. tax law and (ii) to treat such lease as an operating lease or not to reflect the leased property or assets on the lessee’s balance sheet under GAAP.

“Synthetic Lease Obligations” means, as to any Person, an amount equal to the sum of (i) the obligations of such Person to pay rent or other amounts under any Synthetic Lease which are attributable to principal and, without duplication, (ii) the amount of any purchase price payment under any Synthetic Lease assuming the lessee exercises the option to purchase the leased property at the end of the lease term.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Debt” means, at any time, an amount equal to the total Indebtedness of the Borrower and the Subsidiary Guarantors at such time (excluding Indebtedness in respect of Deferred Obligations and in respect of Hedging Agreements) determined on a consolidated basis in accordance with GAAP.

“Transactions” means (i) the execution, delivery and performance by each Loan Party of each Loan Document to which it is a party, (ii) the borrowing of the Loans and the issuance amendment, renewal and extension of the Letters of Credit, and (iii) the use of the proceeds of the Loans and the Letters of Credit.

“Type”, when used in reference to any Revolving Loan or Borrowing, refers to whether the rate of interest on such Revolving Loan, or on the Revolving Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

Virtus Investment Partners, Inc. Amended and Restated Credit Agreement

“UCC” has the meaning assigned to such term in the Security Agreement.

“Virtus Fund” means, as of any date, any “registered investment company” (as defined in Section 8 of the Investment Company Act of 1940, as amended), of which the Borrower or any Subsidiary Guarantor is the registered investment adviser.

“VPD” means VP Distributors, LLC, a Delaware limited liability company and a registered broker-dealer.

“Withdrawal Liability” means a liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.2 Classification of Revolving Loans and Borrowings. For purposes of this Credit Agreement, Revolving Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”). Borrowings may also be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).

Section 1.3 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Credit Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Credit Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.4 Accounting Terms; GAAP. As used in the Loan Documents and in any certificate, opinion or other document made or delivered pursuant thereto, accounting terms not defined in Section 1.1, and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in this Credit Agreement and (i) the Borrower notifies the Administrative Agent that the Borrower objects to determining compliance with such financial ratio or requirement on the basis of GAAP in effect immediately after such change becomes effective or (ii) the Required Lenders so object, then the Borrower’s compliance with such ratio or requirement shall be determined on the basis

Virtus Investment Partners, Inc. Amended and Restated Credit Agreement

of GAAP in effect immediately before such change becomes effective, until either such notice is withdrawn by the Borrower or the Required Lenders, as the case may be, or the Borrower and the Required Lenders otherwise agree. Except as otherwise expressly provided herein, the computation of financial ratios and requirements set forth in this Credit Agreement shall be consistent with the Borrower’s financial statements required to be delivered hereunder.

Section 1.5 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Credit Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

Section 1.6 Resolution of Drafting Ambiguities. Each Loan Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

ARTICLE 2.

THE CREDITS

Section 2.1 Revolving Commitments. Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Revolving Lender agrees to make loans to the Borrower in dollars from time to time during the Availability Period, provided that, immediately after giving effect thereto the aggregate Revolving Credit Exposures of all Revolving Lenders will not exceed the aggregate Revolving Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

Section 2.2 Revolving Loans and Revolving Borrowings

(a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Revolving Lenders ratably in accordance with their respective Revolving Commitments. The failure of any Revolving Lender to make any Revolving Loan required to be made by it shall not relieve any other Revolving Lender of its obligations hereunder, provided that the Revolving Commitments of the Revolving Lenders are several, and no Revolving Lender shall be responsible for any other Revolving Lender’s failure to make Revolving Loans as required.

(b) Subject to Section 3.5(e), each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans, as applicable, in each case as the Borrower may request in accordance herewith. Each Revolving Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Revolving Lender to make such Eurodollar Loan, provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Eurodollar Loan in accordance with the terms of this Credit Agreement.

Virtus Investment Partners, Inc. Amended and Restated Credit Agreement

(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000, provided that an ABR Borrowing may be in an aggregate amount that is equal to the aggregate Available Revolving Commitments or in an aggregate amount that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.9(e). Borrowings of more than one Type may be outstanding at the same time, provided that there shall not at any time be more than a total of three Eurodollar Borrowings outstanding.

(d) Notwithstanding any other provision of this Credit Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.3 Requests for Borrowings

(a) To request a Borrowing the Borrower shall deliver a Credit Request to the Administrative Agent by hand or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the Administrative Agent) or notify the Administrative Agent by telephone, in each case to be promptly confirmed by the delivery to the Administrative Agent of a signed Credit Request (i) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (ii) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing. Each such Credit Request (including each such telephonic request) shall be irrevocable and shall specify the following information in compliance with Section 2.2:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.4; and

(vi) a reasonably detailed calculation of the Leverage Ratio on a pro forma basis immediately after giving effect to such Borrowing.

Virtus Investment Partners, Inc. Amended and Restated Credit Agreement

(b) If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Credit Request in accordance with this Section, the Administrative Agent shall advise each Revolving Lender of the details thereof and of the amount of such Revolving Lender’s Revolving Loan to be made as part of the requested Borrowing.

Section 2.4 Funding of Borrowings. Each Revolving Lender shall make each Revolving Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Revolving Lenders. Subject to Section 5.2, the Administrative Agent will make such Revolving Loans available to the Borrower by promptly crediting or otherwise transferring the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent and designated by the Borrower in the applicable Credit Request, provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.9(e) shall be remitted by the Administrative Agent to the Issuing Bank.

Section 2.5 Termination and Reduction of Commitments

(a) Unless previously terminated, the Commitments shall terminate on the last day of the Availability Period.

(b) The Borrower may at any time terminate, or from time to time reduce, the Revolving Commitments, provided that (i) immediately after giving effect thereto, the sum of the Revolving Credit Exposures would not exceed the total Revolving Commitments, (ii) each such reduction shall be in an amount that is an integral multiple of $1,000,000 and not less than $10,000,000, (iii) each reduction of the Revolving Commitments to an amount below the Letter of Credit Commitment shall automatically reduce the Letter of Credit Commitment on a dollar for dollar basis, and (iv) each reduction of the Revolving Commitments to an amount below the Swingline Commitment shall automatically reduce the Swingline Commitment on a dollar for dollar basis.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under paragraph (b) or (c) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Revolving Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable, provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Each reduction, and any termination, of a Commitment shall be permanent and each reduction of the Revolving Commitments shall be made ratably among the Revolving Lenders in accordance with their respective Revolving Commitments.

Virtus Investment Partners, Inc. Amended and Restated Credit Agreement

Section 2.6 Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the debt of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraphs (b) or (c) of this Section shall, to the extent not inconsistent with any entries made in the Notes, be prima facie evidence of the existence and amounts of the obligations recorded therein, provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Credit Agreement.

(e) Any Lender may request that the Loans made by it be evidenced by a Note. In such event, the Borrower shall prepare, execute and deliver to such Lender, a Note payable to the order of such Lender, substantially in the form of Exhibit D. In addition, if requested by a Lender, its Note may be made payable to such Lender and its registered assigns in which case all Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 10.4) be represented by one or more Notes in like form payable to the order of the payee named therein and its registered assigns.

Section 2.7 Prepayment of Loans.

(a) Voluntary Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section.

(b) Prepayments Resulting from the Reduction of the Total Revolving Commitments. In the event of any partial reduction or termination of the Revolving Commitments, then (i) at or prior to the date of such reduction or termination, the Administrative Agent shall notify the other Credit Parties and the Borrower of the sum of the Revolving Credit Exposures after giving effect thereto and (ii) if such sum would exceed the total Revolving Commitments after giving effect to such reduction or termination, then the Borrower shall, on the date of such reduction or termination, prepay Loans and/or take such other actions as may be necessary to eliminate such excess.

Virtus Investment Partners, Inc. Amended and Restated Credit Agreement

(c) Notice of Prepayment; Application of Prepayments. The Borrower shall notify the Administrative Agent by telephone (confirmed by facsimile) of each prepayment of a Loan hereunder (i) in the case of a prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the prepayment, or (iii) in the case of a prepayment of a Swingline Loan, not later than 11:00 a.m., New York City time, on the day of the proposed prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Loan or Borrowing to be prepaid, provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.5, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.5. Promptly following receipt of any such notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of any Eurodollar Borrowing or ABR Borrowing under Section 2.7(a) shall be in an integral multiple of $1,000,000 and not less than $5,000,000, and each partial prepayment of any Swingline Loan under Section 2.7(a) shall be in an integral multiple of $100,000 and not less than $500,000. Each prepayment of a Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 3.1.

Section 2.8 Swingline Loans.

(a) Swingline Loans. Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make loans to the Borrower in dollars from time to time on any Business Day during the period from the Effective Date to the tenth Business Day preceding the last day of the Availability Period in an aggregate outstanding principal amount at any time that will not result in the Swingline Exposure exceeding the Swingline Commitment or the sum of the total Revolving Exposures exceeding the total Revolving Commitments, provided that the Swingline Lender shall not be obligated to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans. Notwithstanding the foregoing, the Swingline Lender shall not be required to make a Swingline Loan if (i) prior thereto or simultaneously therewith the Borrower shall not have borrowed Revolving Loans, or (ii) any Credit Party shall have notified the Swingline Lender in writing at least one Business Day prior to the date of borrowing with respect to such Swingline Loan, that the conditions set forth in Section 5.2 have not been satisfied and such conditions remain unsatisfied as of the requested time of the making of such Swingline Loan. Each Swingline Loan shall be due and payable on the earlier to occur of the seventh day after the date such Swingline Loan was made and the third Business Day preceding the Maturity Date.

(b) Requests for Swingline Loans. To request a Swingline Loan, the Borrower shall notify the Administrative Agent by telephone (confirmed by facsimile) no later than 2:00 p.m., New York City time, on the day of the relevant Swingline Loan. Each such notice shall be irrevocable and shall specify (i) the principal amount to be borrowed, and (ii) the requested date therefore (which shall be a Business Day). The Administrative Agent will promptly advise the Swingline Lender of each such notice received from the Borrower. The Swingline Lender will make the requested amount available promptly on that same day, to the

Virtus Investment Partners, Inc. Amended and Restated Credit Agreement

Administrative Agent (for the account of the Borrower as set forth in Section 2.4) who, thereupon, will promptly make such amount available to the Borrower in like funds as provided therein or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.9(d) by remittance to the Issuing Bank. Each Swingline Loan shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000. The Borrower shall have the right at any time and from time to time to prepay any Swingline Loan in whole or in part, provided that the Borrower shall notify the Administrative Agent and the Swingline Lender by telephone (confirmed by facsimile) no later than 11:00 a.m., New York City time, on the day of the proposed prepayment. Each such notice shall be irrevocable and shall specify (i) the principal amount to be prepaid, which shall be in an amount that is an integral multiple of $100,000 and not less than $500,000, or the remaining outstanding principal amount of the Swingline Loan being prepaid, and (ii) the date of prepayment (which shall be a Business Day). Prepayments shall be accompanied by accrued interest to the extent required by Section 3.1.

(c) Refunding of Unpaid Swingline Loans. The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m. on any Business Day notify the Administrative Agent that the Swingline Lender is requesting that each Revolving Lender advance an amount under this Section 2.8(c) equal to its Applicable Percentage of the outstanding principal balance and accrued interest on the Swingline Loans (each an “Advance”), in which case (i) the Administrative Agent shall notify each Revolving Lender of the details thereof and of the amount of such Lender’s Advance, and (ii) such Revolving Lender shall, regardless of whether or not any Default shall have occurred and be continuing, any action described in Section 8.2 has been taken, any representation or warranty shall be accurate, any condition to the making of any loan hereunder shall have been fulfilled, any set-off, counterclaim, recoupment, defense or other right which such Revolving Lender may have against the Swingline Lender or the Borrower, or any other matter whatsoever (each Revolving Lender’s obligation to make such Advance being absolute and unconditional), make such Advance by wire transfer of immediately available funds to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders, (A) on the date such Revolving Lender receives such notice from the Administrative Agent if such notice is received on a Business Day prior to 1:00 p.m., New York City time, or (B) no later than 1:00 p.m., New York City time, on the Business Day immediately following receipt of such notice in all other cases. The Administrative Agent will make all such Advances available to the Swingline Lender by promptly crediting or otherwise transferring the amounts so received, in like funds, to the Swingline Lender for the purpose of repaying in full the Swingline Loans and all accrued interest thereon.

(d) Characterization. Each Advance made by a Revolving Lender shall, for all purposes hereof, be deemed to be an ABR Revolving Loan made to the Borrower by such Revolving Lender pursuant to Section 2.3, provided that in the event that any Revolving Lender would otherwise be prevented from making any ABR Revolving Loan to the Borrower by the provisions of the United States Bankruptcy Code or otherwise, such Advance shall constitute a purchase by it of a participation in the unpaid principal amount of, and accrued interest on, the Swingline Loans and interest accruing thereon after the date of such payment. Promptly following receipt by the Administrative Agent of any payment by or on behalf of the Loan Parties in respect of any Swingline Loan, the Administrative Agent shall distribute such payment

Virtus Investment Partners, Inc. Amended and Restated Credit Agreement

to the Swingline Lender or, to the extent that Revolving Lenders have made Advances with respect thereto, then to such Revolving Lenders and the Swingline Lender as their interests may appear.

Section 2.9 Letters of Credit

(a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of standby letters of credit denominated in dollars for its own account, in a form acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the period from the Closing Date to the tenth Business Day preceding the last day of the Availability Period. In the event of any inconsistency between the terms and conditions of this Credit Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Credit Agreement shall control.

(b) Procedures for Issuance and Amendment of Letters of Credit; Evergreen Letters of Credit.

(i) To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall deliver by hand or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (not later than three Business Days before the requested date of issuance, amendment, renewal or extension) a Credit Request requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for the issuance, amendment, renewal or extension of a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and, upon issuance, amendment, renewal or extension of each Letter of Credit, the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (x) the aggregate LC Exposure of all Revolving Lenders shall not exceed the Letter of Credit Commitment, and (y) the aggregate Revolving Credit Exposures of all Revolving Lenders shall not exceed the aggregate Revolving Commitments.

(ii) Unless the Issuing Bank has received written notice from any Revolving Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance, amendment, renewal or extension of the applicable Letter of Credit, that one or more applicable conditions contained in Article 5 shall not then be satisfied, then, subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of the Borrower

Virtus Investment Partners, Inc. Amended and Restated Credit Agreement

(or the applicable Subsidiary) or enter into the applicable amendment, renewal or extension, as the case may be, in each case in accordance with the Issuing Bank’s usual and customary business practices. Upon the issuance amendment, renewal or extension of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Lender’s Applicable Percentage multiplied by the face amount of such Letter of Credit.

(iii) If the Borrower so requests in any Credit Request, the Issuing Bank may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Evergreen Letter of Credit”); provided that each such Evergreen Letter of Credit must permit the Issuing Bank to prevent any such extension at least once in each twelve month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice (a “Notice of Non-Extension”) to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Issuing Bank, the Borrower shall not be required to make a specific request to the Issuing Bank for any such extension. Once an Evergreen Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than ten Business Days prior to the Maturity Date; provided, however, that the Issuing Bank shall not permit any such extension if it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from any Credit Party or the Borrower that one or more of the applicable conditions specified in Section 5.2 is not then satisfied, and in each such case directing the Issuing Bank not to permit such extension.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date that is one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is ten Business Days prior to the Maturity Date, provided that any Letter of Credit may provide for the renewal thereof for additional one year periods (which shall in no event extend beyond the date that is ten Business Days prior to the Maturity Date).

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Revolving Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each such Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each such Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Revolving Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each such

Virtus Investment Partners, Inc. Amended and Restated Credit Agreement

Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to any Revolving Lender to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by each Revolving Lender to the extent permitted by applicable law) suffered by such Revolving Lender that are caused by the Issuing Bank’s failure to exercise due care (the Revolving Lenders expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised due care).

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, then the Issuing Bank shall either (i) notify the Borrower to reimburse the Issuing Bank therefor, in which case the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement and any accrued interest thereon on (A) the Business Day that the Borrower receives such notice, if such notice is received prior to 12:00 noon, New York City time, or (B) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time, provided that, if the LC Disbursement is equal to or greater than $1,000,000, the Borrower may, subject to the conditions of borrowing set forth herein, request in accordance with Section 2.3 that such payment be financed with an ABR Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing, or (ii) notify the Administrative Agent that the Issuing Bank is requesting that the Revolving Lenders make an ABR Borrowing in an amount equal to such LC Disbursement and any accrued interest thereon, in which case (A) the Administrative Agent shall notify each Revolving Lender of the details thereof and of the amount of such Revolving Lender’s Revolving Loan to be made as part of such ABR Borrowing, and (B) each Revolving Lender shall, whether or not any Default shall have occurred and be continuing, any representation or warranty shall be accurate, any condition to the making of any Revolving Loan hereunder shall have been fulfilled, or any other matter whatsoever, make the Revolving Loan to be made by it under this paragraph by wire transfer of immediately available funds to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Revolving Lenders on (1) the Business Day that such Revolving Lender receives such notice, if such notice is received prior to 12:00 noon, New York City time, on the day of receipt or (2) the Business Day immediately following the day that such Revolving Lender receives such notice, if such notice is not received prior to such time on the day of receipt. Such Revolving Loans shall, for all purposes hereof, be deemed to be an ABR Borrowing referred to in Section 2.1 and made pursuant to Section 2.4, and the Revolving Lenders’ obligations to make such Revolving Loans shall be absolute and unconditional. The Administrative Agent will make such Revolving Loans available to the Issuing Bank by promptly crediting or otherwise transferring the amounts so received, in like funds, to the Issuing Bank for the purpose of repaying in full the LC Disbursement and all accrued interest thereon.

Virtus Investment Partners, Inc. Amended and Restated Credit Agreement

(f) Obligations Absolute. The Borrower’s obligations to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Credit Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, insufficient or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, (iv) any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any Loan Document, (v) the existence of any claim, setoff, defense or other right that the Borrower, any other party guaranteeing, or otherwise obligated with, the Borrower, any Subsidiary or other Affiliate thereof or any other Person may at any time have against the beneficiary under any Letter of Credit, any Credit Party or any other Person, whether in connection with this Credit Agreement, any other Loan Document or any other related or unrelated agreement or transaction, or (vi) any other act or omission to act or delay of any kind of any Credit or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither any Credit Party nor any of their respective Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify (which may include telephonic notice, promptly confirmed by facsimile) the Administrative Agent and the Borrower of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement

Virtus Investment Partners, Inc. Amended and Restated Credit Agreement

thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 3.1(b) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Revolving Lender to the extent of such payment.

(i) Cash Collateral. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Revolving Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders, an amount in cash equal to 105% of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default described in Section 8.1(h) or Section 8.1(i). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Credit Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Such deposit shall not bear interest, nor shall the Administrative Agent be under any obligation whatsoever to invest the same, provided that, at the request of the Borrower, such deposit shall be invested by the Administrative Agent in direct short term obligations of, or short term obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America, in each case maturing no later than the expiry date of the Letter of Credit giving rise to the relevant LC Exposure. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Revolving Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Credit Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

Virtus Investment Partners, Inc. Amended and Restated Credit Agreement

Section 2.10 Payments Generally; Administrative Agent’s Clawback.

(a) General. Each Loan Party shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal of Loans, LC Disbursements, interest or fees, or of amounts payable under Sections 3.5, 3.6, 3.7 or 10.3, or otherwise) prior to 2:00 p.m., New York City time, on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its office at One Wall Street, New York, New York, or such other office as to which the Administrative Agent may notify the other parties hereto, except payments to be made to the Issuing Bank as expressly provided herein and except that payments pursuant to Sections 3.5, 3.6, 3.7 and 10.3, shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b) Pro Rata Treatment. Each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Revolving Loans, each payment of fees, each reduction of the Revolving Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Revolving Lenders in accordance with their respective Revolving Commitments (or, if such Revolving Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans). Each Revolving Lender agrees that in computing such Revolving Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Revolving Lender’s percentage of such Borrowing to the next higher or lower whole dollar amount.

(c) Funding by Revolving Lenders; Presumption by Administrative Agent.

(i) Unless the Administrative Agent shall have received notice from a Revolving Lender prior to the proposed date of any Borrowing that such Revolving Lender will not make available to the Administrative Agent such Revolving Lender’s share of such Borrowing, the Administrative Agent may assume that such Revolving Lender has made such share available on such date in accordance with Section 2.4 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Revolving Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then such Revolving Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (x) in the case of a payment to be made by such Revolving Lender, a rate per annum equal to 0.50% plus the Federal Funds Effective Rate and (y) in the case of a payment to be made by the Borrower, the interest

Virtus Investment Partners, Inc. Amended and Restated Credit Agreement

rate applicable to ABR Loans. If the Borrower and such Revolving Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Revolving Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Revolving Lender’s Revolving Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Revolving Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Revolving Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Revolving Lenders, the Swingline Lender or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each Revolving Lender, the Swingline Lender and the Issuing Bank severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Revolving Lender, the Swingline Lender or the Issuing Bank, as the case may be, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate. A notice of the Administrative Agent to any Lender, the Issuing Bank or the Borrower with respect to any amount owing under this paragraph (c) shall be conclusive, absent manifest error.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to purchase participations in Swingline Loans and in Letters of Credit, and to make payments pursuant to Section 10.3(c) are several and not joint. The failure of any Revolving Lender to make any Loan, purchase any such participation, or make any payment under Section 10.3(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make any Loan, purchase any such participation, or make any payment required under Section 10.3(c).

(e) Failure to Satisfy Conditions Precedent. If any Revolving Lender makes available to the Administrative Agent funds for any Revolving Loan to be made by such Lender as provided in the foregoing provisions of this Article 2, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the borrowing of Revolving Loans set forth in Article 5 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Revolving Lender) to such Revolving Lender, without interest.

(f) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

Virtus Investment Partners, Inc. Amended and Restated Credit Agreement

(g) Insufficient Payment. Subject to the provisions of Article 8, whenever any payment received by the Administrative Agent under this Credit Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Credit Parties under or in respect of this Credit Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent (i) first, towards payment of all fees and expenses due to the Administrative Agent under the Loan Documents, (ii) second, towards payment of all expenses then due hereunder, ratably among the parties entitled thereto in accordance herewith, (iii) third, towards payment of interest, fees and commissions then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest, fees and commissions then due to such parties, and (iv) fourth, towards payment of principal of Loans and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal of Loans and unreimbursed LC Disbursements then due to such parties.

(h) Sharing. If any Revolving Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or other obligations hereunder resulting in such Revolving Lender’s receiving payment of a proportion of the aggregate amount of its Revolving Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Revolving Lender receiving such greater proportion shall (i) notify the Administrative Agent of such fact, and (ii) purchase (for cash at face value) participations in the Revolving Loans and such other obligations of the other Revolving Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Revolving Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and other amounts owing them, provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Credit Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Revolving Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans or participations in LC Disbursements or Swingline Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Revolving Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Revolving Lender were a direct creditor of each such Loan Party in the amount of such participation.

Virtus Investment Partners, Inc. Amended and Restated Credit Agreement

Section 2.11 Increase in Revolving Commitments. The Borrower may at any time and from time to time prior to the Maturity Date at its sole cost, expense and effort, request any one or more of the Revolving Lenders having a Revolving Commitment to increase its Revolving Commitment (the decision to increase the Revolving Commitment of a Revolving Lender to be within the sole and absolute discretion of such Revolving Lender), or any other Person reasonably satisfactory to the Administrative Agent, the Swingline Lender and the Issuing Bank to provide a new Revolving Commitment, by submitting, upon 30 days’ prior written notice, to the Administrative Agent, the Swingline Lender and the Issuing Bank an Increase Supplement duly executed by the Borrower and each such Revolving Lender or other Person, as the case may be. If such Increase Supplement is in all respects reasonably satisfactory to the Administrative Agent, the Swingline Lender and the Issuing Bank, the Administrative Agent shall execute such Increase Supplement and the Administrative Agent shall deliver a copy thereof to the Borrower and each such Revolving Lender or other Person, as the case may be. Upon execution and delivery of such Increase Supplement by the Administrative Agent, the Swingline Lender and the Issuing Bank, (i) in the case of each such Revolving Lender (an “Increasing Lender”), its Revolving Commitment shall be increased to the amount set forth in such Increase Supplement, (ii) in the case of each such other Person, such other Person shall become a party hereto and have the rights and obligations of a Revolving Lender under the Loan Documents and its Revolving Commitment shall be as set forth in such Revolving Increase Supplement; provided that:

(a) immediately before and after giving effect to any such increase no Default or Event of Default has occurred and is continuing;

(b) immediately after giving effect to each increase made pursuant to this Section 2.11, the aggregate Revolving Commitments of all Lenders would not exceed $125,000,000;

(c) each such increase of the aggregate Revolving Commitments shall be in an amount not less than $15,000,000 or such amount plus an integral multiple of $1,000,000;

(d) the Revolving Commitments shall not be increased on more than three (3) occasions pursuant to this Section 2.11;

(e) if Revolving Loans would be outstanding immediately after giving effect to any such increase, then simultaneously with such increase (i) each such Increasing Lender, each such other Person and each other Revolving Lender having a Revolving Commitment shall be deemed to have entered into a master assignment and assumption, in form and substance substantially similar to Exhibit A, pursuant to which each such other Revolving Lender shall have assigned to each such Increasing Lender and each such other Person a portion of its Revolving Loans necessary to reflect proportionately the Revolving Commitments as adjusted in accordance with this Section 2.11, and (ii) in connection with such assignment, each such Increasing Lender and each such other Person shall pay to the Administrative Agent, for the account of each such other Revolving Lender, such amount as shall be necessary to reflect the assignment to it of Revolving Loans, and in connection with such master assignment each such other Revolving Lender may treat the assignment of Eurodollar Borrowings as a prepayment of such Eurodollar Borrowings for purposes of Section 3.6;

Virtus Investment Partners, Inc. Amended and Restated Credit Agreement

(f) each such other Person shall have delivered to the Administrative Agent an Administrative Questionnaire and to the Administrative Agent and the Borrower all forms, if any, that are required to be delivered by such other Person pursuant to Section 3.7; and

(g) the Administrative Agent shall have received such certificates, legal opinions and other items as it shall reasonably request in connection with such increase.

Section 2.12 Defaulting Lenders

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Credit Agreement, if any Revolving Lender becomes a Defaulting Lender, then, until such time as such Revolving Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Credit Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.8 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank or the Swingline Lender hereunder; third, to Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.13; fourth, as the Borrower may request (so long as no Default exists), to the funding of any Revolving Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Revolving Loans and Advances under this Agreement and (y) Cash Collateralize the Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.13; sixth, to the payment of any amounts owing to the Revolving Lenders, the Issuing Bank or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Revolving Lender, the Issuing Bank or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender

Virtus Investment Partners, Inc. Amended and Restated Credit Agreement

has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in reimbursement obligations with respect to Letters of Credit and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to Section 2.12(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.12(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. (A) No Revolving Lender shall be entitled to receive any fee pursuant to Section 3.3(a) for any period during which such Revolving Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive fees pursuant to Section 3.3(b) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.13.

(C) With respect to any fees pursuant to Section 3.3(c)(i) not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s LC Exposure or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Issuing Bank and the Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Bank’s or the Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in reimbursement obligations with respect to Letters of Credit and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that (x) the conditions set forth in Section 5.2 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. No reallocation

Virtus Investment Partners, Inc. Amended and Restated Credit Agreement

hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (y) second, Cash Collateralize the Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in Section 2.13.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swingline Lender and the Issuing Bank agree in writing that a Revolving Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Revolving Lender will, to the extent applicable, purchase at par that portion of outstanding Revolving Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Revolving Lenders in accordance with the Revolving Commitments (without giving effect to Section 2.12(a)(iv)), whereupon such Revolving Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Revolving Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Non-Defaulting Lender’s having been a Defaulting Lender.

(c) New Swingline Loans/Letters of Credit. So long as any Revolving Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loan unless it is reasonably satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) the Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is reasonably satisfied that it will have no Fronting Exposure after giving effect thereto.

Section 2.13 Cash Collateral

(a) At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or the Issuing Bank (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.12(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(b) The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing

Virtus Investment Partners, Inc. Amended and Restated Credit Agreement

Bank, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of such Defaulting Lender’s LC Exposure, to be applied pursuant to clause (c) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Bank as herein provided (other than Liens described in paragraphs (a), (b) and (c) of the definition of Permitted Encumbrances), or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(c) Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.13 or Section 2.12 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of reimbursement obligations with respect to Letters of Credit (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d) Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.13 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Revolving Lender), or (ii) the determination by the Administrative Agent and the Issuing Bank that there exists excess Cash Collateral; provided that, subject to Section 2.12 the Person providing Cash Collateral and the Issuing Bank may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

ARTICLE 3.

INTEREST, FEES, YIELD PROTECTION, ETC.

Section 3.1 Interest

(a) The Revolving Loans comprising each (i) ABR Borrowing shall bear interest the Alternate Base Rate plus the Applicable Margin and (ii) Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Eurodollar Borrowing plus the Applicable Margin. Each Swingline Loan shall bear interest at the Swingline Rate.

(b) Notwithstanding the foregoing, if any principal of or interest on any Loan, any reimbursement obligation in respect of any LC Disbursement or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to 2.00% plus the rate applicable to ABR Borrowings as

Virtus Investment Partners, Inc. Amended and Restated Credit Agreement

provided in the preceding paragraph of this Section. In addition, notwithstanding the foregoing, if an Event of Default has occurred and is continuing and (x) the Administrative Agent so notifies the Borrower, or (y) such Event of Default has occurred under Sections 8.1(h) or 8.1(i), then, so long as such Event of Default is continuing, all outstanding principal of each Loan and all unreimbursed reimbursement obligations in respect of all LC Disbursements shall, without duplication of amounts payable under the preceding sentence, bear interest, after as well as before judgment, at a rate per annum equal to 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding paragraph of this Section.

(c) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan, provided that (i) interest accrued pursuant to paragraph (b) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Revolving Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Eurodollar Loan shall be payable on the effective date of such conversion.

(d) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Each of the Alternate Base Rate, the Adjusted LIBO Rate, the Federal Funds Effective Rate, the LIBO Rate and the Adjusted One Month Eurodollar Rate shall be determined by the Administrative Agent, and each such determination shall be conclusive absent clearly demonstrable error.

Section 3.2 Interest Elections

(a) Each Borrowing initially shall be of the Type specified in the applicable Credit Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Credit Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Revolving Lenders holding the Revolving Loans comprising such Borrowing, and the Revolving Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall deliver to the Administrative Agent a signed Notice of Conversion or Continuation (or notify the Administrative Agent by telephone, to be promptly confirmed by delivery to the Administrative Agent of a signed Notice of Conversion or Continuation) by the time that a Credit Request would be required under Section 2.3 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.

Virtus Investment Partners, Inc. Amended and Restated Credit Agreement

(c) Each such telephonic and written Notice of Conversion or Continuation shall be irrevocable and shall specify the following information:

(i) the Borrowing to which such Notice of Conversion or Continuation applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) of this paragraph shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Notice of Conversion or Continuation, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Notice of Conversion or Continuation requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Notice of Conversion or Continuation, the Administrative Agent shall advise each Revolving Lender of the details thereof and of such Revolving Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Notice of Conversion or Continuation prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing, (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 3.3 Fees

(a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender, a commitment fee, which shall accrue at a rate per annum equal to the Applicable Margin on the daily amount of the excess, if any, of such Revolving Lender’s Revolving Commitment minus the sum of the outstanding principal balance of its Revolving Loans and its LC Exposure during the period from and including the date on which this Credit Agreement becomes effective pursuant to Section 5.1 to but excluding the date on which such Revolving Commitment terminates. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year, and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

Virtus Investment Partners, Inc. Amended and Restated Credit Agreement

(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at a rate per annum equal to (x) the Applicable Margin (as defined in the Existing Credit Agreement) on the average daily amount of such Revolving Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the Effective Date, and (y) the Applicable Margin on the average daily amount of such Revolving Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Revolving Lender’s Revolving Commitment terminates and the date on which such Revolving Lender ceases to have any LC Exposure and (ii) to the Issuing Bank for its own account a fronting fee, which shall accrue at the rate or rates per annum that have been separately agreed upon between the Borrower and the Issuing Bank on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Accrued participation fees and fronting fees shall be payable in arrears on the last day of March, June, September and December of each year, commencing on the first such date to occur after the date hereof; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within ten days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Notwithstanding anything to the contrary herein, if an Event of Default has occurred and is continuing and the Administrative Agent, in the case of participation fees, or the Issuing Bank, in the case of fronting fees, so notifies the Borrower, then, so long as such Event of Default is continuing, all participation fees and fronting fees shall be calculated at a rate per annum equal to 2% plus the rate otherwise applicable thereto and shall be payable on demand.

(c) The Borrower agrees to pay to each of the Administrative Agent, the Issuing Bank, the Swingline Lender, and each Joint Lead Arranger, for its own account, such fees and other amounts (and at such times) as may have been separately agreed upon between the Borrower and such Credit Party.

(d) All fees and other amounts payable hereunder shall be paid on the dates due, in immediately available funds. Fees and other amounts paid shall not be refundable under any circumstances.

Section 3.4 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

Virtus Investment Partners, Inc. Amended and Restated Credit Agreement

(b) the Administrative Agent is advised by Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost of making or maintaining their Revolving Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Revolving Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Revolving Lenders that the circumstances giving rise to such notice no longer exist, (i) any Notice of Conversion or Continuation that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Credit Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 3.5 Increased Costs; Illegality

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank;

(ii) subject any Lender or the Issuing Bank to any tax of any kind whatsoever with respect to this Credit Agreement, any Letter of Credit, any participation in a Letter of Credit or Swingline Loan, or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender or the Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.7 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the Issuing Bank); or

(iii) impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense affecting this Credit Agreement or Eurodollar Loans made by such Lender or such Lender’s participation in any Letter of Credit or Swingline Loan;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or Swingline Loan (or of maintaining its obligation to participate in any Letter of Credit or any Swingline Loan or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the Issuing Bank, the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the Issuing Bank determines that any Change in Law affecting such Lender or the Issuing Bank or any lending office of such

Virtus Investment Partners, Inc. Amended and Restated Credit Agreement

Lender or such Lender’s or the Issuing Bank’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s (or the Issuing Bank’s) holding company, if any, as a consequence of this Credit Agreement, the Commitments of such Lender or the Issuing Bank or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Illegality. Notwithstanding any other provision of this Credit Agreement, if, after the Agreement Date, any Change in Law shall make it unlawful for any Revolving Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower and to the Administrative Agent:

(i) such Revolving Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness) be made by such Revolving Lender hereunder (or be continued for additional Interest Periods) and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans, whereupon any request for a Eurodollar Borrowing or to convert an ABR Borrowing to a Eurodollar Borrowing or to continue a Eurodollar Borrowing, as applicable, for an additional Interest Period shall, as to such Revolving Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a Eurodollar Loan into an ABR Loan, as applicable), unless such declaration shall be subsequently withdrawn; and

Virtus Investment Partners, Inc. Amended and Restated Credit Agreement

(ii) such Revolving Lender may require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans, as of the effective date of such notice as provided in the last sentence of this paragraph.

In the event any Revolving Lender shall exercise its rights under clause (i) or (ii) of this paragraph, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Revolving Lender or the converted Eurodollar Loans of such Revolving Lender shall instead be applied to repay the ABR Loans made by such Revolving Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans, as applicable. For purposes of this paragraph, a notice to the Borrower by any Revolving Lender shall be effective as to each Eurodollar Loan made by such Revolving Lender, if lawful, on the last day of the Interest Period currently applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

Section 3.6 Break Funding Payments. In the event of (a) the payment or prepayment (voluntary or otherwise) of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.7(d) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period or maturity date applicable thereto as a result of a request by the Borrower pursuant to Section 3.8(b), then, in any such event, the Borrower shall compensate each Revolving Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Revolving Lender shall be deemed to include an amount determined by such Revolving Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Eurodollar Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Eurodollar Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurodollar Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Revolving Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Revolving Lender setting forth any amount or amounts that such Revolving Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Revolving Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Virtus Investment Partners, Inc. Amended and Restated Credit Agreement

Section 3.7 Taxes

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) each Credit Party receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Borrower. The Borrower shall indemnify each Credit Party, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by such Credit Party and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Credit Party (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Virtus Investment Partners, Inc. Amended and Restated Credit Agreement

Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States of America, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W 8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii) duly completed copies of Internal Revenue Service Form W 8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W 8BEN, or

(iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

(f) Treatment of Certain Refunds. If any Credit Party determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out of pocket expenses of such Credit Party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of a Credit Party, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Credit Party in the event such Credit Party is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require any Credit Party to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

Section 3.8 Mitigation Obligations; Replacement of Lenders

(a) Designation of a Different Lending Office. If any Lender or the Issuing Bank requests compensation under Section 3.5, or requires the Borrower to pay any additional amount to any Lender, the Issuing Bank or any Governmental Authority for the account of any

Virtus Investment Partners, Inc. Amended and Restated Credit Agreement

Lender or the Issuing Bank pursuant to Section 3.7, then such Lender or the Issuing Bank, as the case may be, shall use reasonable efforts to designate a different lending office for funding or booking its Loans or Letters of Credit (or any participation therein) hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the Issuing Bank, as the case may be, such designation or assignment (i) would eliminate or reduce amounts payable to such Lender or the Issuing Bank, as the case may be, pursuant to or under Section 3.5 or Section 3.7, as the case may be, in the future and (ii) would not subject such Person to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Person. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the Issuing Bank in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.5, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.7, or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.4), all of its interests, rights and obligations under this Credit Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.4;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.5) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 3.5 or payments required to be made pursuant to Section 3.7, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv) such assignment does not conflict with applicable law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Virtus Investment Partners, Inc. Amended and Restated Credit Agreement

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Credit Parties that:

Section 4.1 Organization; Powers. Each of the Borrower and the Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 4.2 Authorization; Enforceability. The Transactions are within the corporate, partnership or other analogous powers of each of the Borrower and the Subsidiary Guarantors to the extent it is a party thereto and have been duly authorized by all necessary corporate, partnership or other analogous and, if required, equity holder action. Each Loan Document has been duly executed and delivered by each of the Borrower and the Subsidiary Guarantors to the extent it is a party thereto and constitutes a legal, valid and binding obligation thereof, enforceable in accordance with its terms, subject to applicable Debtor Relief Laws.

Section 4.3 Governmental Approvals; No Conflicts. The Transactions (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for (x) filings, registrations and recordings necessary to perfect Liens created under the Loan Documents and (y) such as have been obtained or made and are in full force and effect, (ii) will not violate any applicable law or regulation or the charter, by laws or other organizational documents of the Borrower or any Subsidiary or any order of any Governmental Authority, (iii) will not violate or result in a default under any material indenture, agreement or other instrument binding upon the Borrower or any Subsidiary or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any Subsidiary, and (iv) will not result in the creation or imposition of any Lien on any asset of the Borrower or any Subsidiary (other than Liens expressly permitted by Section 7.2).

Section 4.4 Financial Condition; No Material Adverse Change

(a) The Borrower has heretofore furnished to the Credit Parties (i) the consolidated balance sheets and statements of income, stockholders equity and cash flows of the Borrower and its subsidiaries as of and for the fiscal year ended December 31, 2011, reported on by PricewaterhouseCoopers LLP, and (ii) the consolidated balance sheet and statement of income, stockholders equity and cash flows of the Borrower and its subsidiaries as of and for the fiscal quarter ended June 30, 2012, and the portion of the fiscal year then ended. The consolidated financial statements referred to in clauses (i) and (ii) above present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its subsidiaries as of such dates and for the indicated periods in accordance with GAAP, subject to year end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

Virtus Investment Partners, Inc. Amended and Restated Credit Agreement

(b) Since December 31, 2011, there has been no material adverse change in the business, assets, operations, prospects or condition, financial or otherwise, of either (i) the Borrower and the Subsidiary Guarantors, taken as a whole, or (ii) the Borrower and the Subsidiaries, taken as a whole.

Section 4.5 Properties

(a) Subject to Permitted Encumbrances, the Borrower and each Subsidiary has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b) Each of the Borrower and the Subsidiaries owns, or is entitled to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and the Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c) Each of the Borrower and the Subsidiaries has complied in all material respects with all obligations under all material leases to which it is a party and all such leases are in full force and effect. Each of the Borrower and the Subsidiaries enjoys peaceful and undisturbed possession under all such material leases.

Section 4.6 Litigation and Environmental Matters

(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of the Subsidiaries (i) that, if adversely determined (and provided that there exists a reasonable possibility of such adverse determination), could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve any Loan Document or the Transactions.

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect:

(i) the real properties owned, leased or operated by the Borrower and the Subsidiaries (the “Properties”) do not contain any Hazardous Materials in amounts or concentrations which (i) constitute, or constituted a violation of, (ii) require Remedial Action under, or (iii) could give rise to liability under, Environmental Laws, which violations, Remedial Actions and liabilities, in the aggregate, could reasonably be expected to result in a Material Adverse Effect,

(ii) the Properties and all operations of the Borrower and the Subsidiaries are in compliance in all material respects, and in the last five years have been in compliance, with all Environmental Laws, and all necessary Environmental Permits have been obtained and are in effect, except to the extent that such noncompliance or failure to obtain any necessary permits, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect,

Virtus Investment Partners, Inc. Amended and Restated Credit Agreement

(iii) there have been no Releases or threatened Releases at, from, under or, to the knowledge of the Borrower, proximate to the Properties or otherwise in connection with the current or former operations of the Borrower or the Subsidiaries, which Releases or threatened Releases, in the aggregate, could reasonably be expected to result in a Material Adverse Effect,

(iv) neither the Borrower nor any of the Subsidiaries has received any notice of an Environmental Claim in connection with the Properties or the current or former operations of the Borrower or the Subsidiaries or with regard to any Person whose liabilities for environmental matters the Borrower or the Subsidiaries has retained or assumed, in whole or in part, contractually, by operation of law or otherwise, which, in the aggregate, could reasonably be expected to result in a Material Adverse Effect, nor do the Borrower or the Subsidiaries have reason to believe that any such notice will be received or is being threatened, and

(v) Hazardous Materials have not been transported from the Properties, nor have Hazardous Materials been generated, treated, stored or disposed of at, on or under any of the Properties in a manner that could give rise to liability under any Environmental Law, nor have the Borrower or the Subsidiaries retained or assumed any liability, contractually, by operation of law or otherwise, with respect to the generation, treatment, storage or disposal of Hazardous Materials, which transportation, generation, treatment, storage or disposal, or retained or assumed liabilities, in the aggregate, could reasonably be expected to result in a Material Adverse Effect,

(c) Since the Agreement Date, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

Section 4.7 Compliance with Laws and Agreements. Each of the Borrower and the Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

Section 4.8 Investment Company Status. Neither the Borrower nor any of the Subsidiary Guarantors is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 4.9 Taxes. Each of the Borrower and the Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (i) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (ii) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Virtus Investment Partners, Inc. Amended and Restated Credit Agreement

Section 4.10 ERISA. Each of the Borrower and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans. As of the Effective Date, neither the Borrower nor any Subsidiary has any obligation or liability in respect of any Plan or Multiemployer Plan.

Section 4.11 Subsidiaries. On the Effective Date, the Borrower has no direct or indirect Subsidiaries or investments (other than Permitted Investments) in, or joint ventures or partnerships with, any Person, except as disclosed in Schedule 4.11. Such Schedule sets forth the ownership interest of the Borrower in each Subsidiary and identifies each Subsidiary that is a Subsidiary Guarantor on the Effective Date. Except as disclosed in Schedule 4.11, neither the Borrower nor any Subsidiary Guarantor has issued any Disqualified Equity and there are no outstanding options or warrants to purchase Equity Interests of the Borrower or any Subsidiary Guarantor of any class or kind, and there are no agreements, voting trusts or understandings with respect thereto or affecting in any manner the sale, pledge, assignment or other disposition thereof, including any right of first refusal, option, redemption, call or other rights with respect thereto, whether similar or dissimilar to any of the foregoing.

Section 4.12 Insurance. Schedule 4.12 sets forth a description of all insurance maintained by or on behalf of the Borrower and the Subsidiaries on the Effective Date. As of the Effective Date, all premiums in respect of such insurance that are due and payable have been paid.

Section 4.13 Labor Matters. Except for the Disclosed Matters, (i) there are no strikes, lockouts or slowdowns against the Borrower or any Subsidiary pending or, to the knowledge of the Borrower, threatened, (ii) the hours worked by and payments made to employees of the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters, except where any such violations, individually and in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (iii) all material payments due from the Borrower or any Subsidiary, or for which any claim may be made against the Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower or such Subsidiary and (iv) the consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any Subsidiary is bound.

Virtus Investment Partners, Inc. Amended and Restated Credit Agreement

Section 4.14 Solvency. Immediately after the consummation of each Transaction, (i) the fair value of the assets of the Borrower and the Subsidiaries, taken as a whole, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise, (ii) the present fair saleable value of the property of the Borrower and the Subsidiaries, taken as a whole, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (iii) each of the Borrower and the Subsidiary Guarantors will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, and (iv) each of the Borrower and the Subsidiary Guarantors will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following such date.

Section 4.15 Federal Reserve Regulations, etc.

(a) Neither the Borrower nor any Subsidiaries is engaged principally, or as one of their important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. Immediately before and after giving effect to the making of each Loan and the issuance of each Letter of Credit, Margin Stock will constitute less than 25% of the Borrower’s assets as determined in accordance with Regulation U.

(b) No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase, acquire or carry any Margin Stock or for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, U or X or (ii) to fund a personal loan to or for the benefit of a director or executive officer of the Borrower or any Subsidiary.

Section 4.16 Absence of Certain Restrictions. No indenture, certificate of designation for preferred stock, agreement or instrument to which the Borrower or any Subsidiary is a party (other than this Credit Agreement), prohibits or limits in any way, directly or indirectly the ability of any Subsidiary to make Restricted Payments or loans to, to make any advance on behalf of, or to repay any Indebtedness to, the Borrower or to another Subsidiary.

Section 4.17 Material Licenses, Permits, Privileges and Franchises. The Borrower and each Subsidiary has all licenses, permits, privileges and franchises material to the conduct of its business, each of which is in full force and effect and with which the Borrower and each Subsidiary is in compliance except where the failure to be in compliance could reasonably be expected to result in a Material Adverse Effect.

Section 4.18 Security Documents.

(a) The Security Agreement creates in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Security Agreement) and the proceeds thereof and (i) when the

Virtus Investment Partners, Inc. Amended and Restated Credit Agreement

Pledged Collateral (as defined in the Security Agreement), other than uncertificated securities, uncertificated limited liability company interests and uncertificated partnership interests, is delivered to the Administrative Agent together with the proper endorsements, the Lien created under Security Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Loan Parties in such Pledged Collateral, in each case prior and superior in right to any other Person, and (ii) when financing statements in appropriate form are filed in the offices specified on Schedule 4.18 and all applicable filing fees have been paid, the Lien created under the Security Agreement will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Collateral (other than Intellectual Property, as defined in the Security Agreement) to the extent such security interest may be perfected by the filing of a UCC financing statement, in each case prior and superior in right to any other Person, other than with respect to Permitted Prior Liens.

(b) Upon the recordation of the Security Agreement (or a short form security agreement in form and substance reasonably satisfactory to the Borrower and the Administrative Agent) with the United States Patent and Trademark Office and the United States Copyright Office, together with the financing statements in appropriate form filed in the offices specified on Schedule 4.18, the Lien created under the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Intellectual Property (as defined in the Security Agreement), in each case prior and superior in right to any other Person, other than with respect to Permitted Prior Liens.

(c) Each Control Agreement with respect to Deposit Accounts and Securities Accounts (as such terms are defined in the Security Agreement) creates in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral held therein and constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral, in each case prior and superior in right to any other Person, other than with respect to Permitted Prior Liens and except as otherwise expressly provided in such Control Agreement and in Sections 9-327 and 9-340 of Article 9 of the UCC.

Section 4.19 Disclosure. The Borrower has disclosed to the Credit Parties all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries or any other Loan Party is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to any Credit Party in connection with the transactions contemplated hereby and the negotiation of this Credit Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 4.20 Inactive Subsidiaries; Rutherford. Each of the Subsidiaries listed on Schedule 4.20 hereto is an Inactive Subsidiary. Rutherford has no assets.

Virtus Investment Partners, Inc. Amended and Restated Credit Agreement

ARTICLE 5.

CONDITIONS

Section 5.1 Effective Date. This Credit Agreement shall not become effective, and the Existing Credit Agreement shall be and remain effective, until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.2):

(a) Credit Agreement. The Administrative Agent (or its counsel) shall have received from each party hereto (including, without limitation, each Lender under, and as such term is defined in, the Existing Credit Agreement) either (i) a counterpart of this Credit Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile transmission of a signed signature page of this Credit Agreement) that such party has signed a counterpart of this Credit Agreement.

(b) Notes. The Administrative Agent shall have received a Note for each Lender that shall have requested one, signed on behalf of the Borrower.

(c) Legal Opinion. The Administrative Agent shall have received favorable written opinions (addressed to the Credit Parties and dated the Effective Date) from (i) Mark S. Flynn, Esq., counsel to the Loan Parties (other than Rutherford), substantially in the form of Exhibit B-1, and (ii) Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., special counsel to the Loan Parties (other than Rutherford), substantially in the form of Exhibit B-2, each covering such other matters relating to the Loan Parties, the Loan Documents and the Transactions as the Required Lenders shall reasonably request. The Borrower hereby requests such counsel to deliver such opinions.

(d) Officers’ Closing Certificate. The Administrative Agent shall have received a certificate of the President or a Vice President and the Secretary or Assistant Secretary of each Loan Party, dated the Effective Date, substantially in the form of Exhibit I and (other than with respect to Rutherford to the extent agreed to by the Administrative Agent in its sole and absolute discretion):

(i) attaching a (x) long form certificate of incorporation or formation of such Loan Party, certified as of a recent date by the Secretary of State of the jurisdiction of its incorporation or formation and (y) a true and complete copy of its by laws, operating agreement or other analogous agreement,

(ii) attaching resolutions of its board of directors, general partner or other managing Person authorizing the execution, delivery and performance of the Loan Documents to which it is a party and the Transactions and certifying that (x) such resolutions were duly adopted and in full force and effect and (y) no other resolutions relating to the Loan Documents or the Transactions have been adopted,

(iii) certifying as to the incumbency of its officer or officers who may sign the Loan Documents, including therein a signature specimen of such officer or officers,

Virtus Investment Partners, Inc. Amended and Restated Credit Agreement

(iv) attaching certificates of good standing (or comparable certificates), certified as of a recent date prior to the Effective Date, by the Secretaries of State (or comparable official) of the jurisdiction of its incorporation or formation and each other jurisdiction in which it is qualified to do business,

(v) either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required,

(vi) setting forth reasonably detailed calculations demonstrating compliance with Section 4.14,

(vii) in the case of the certificate of the Borrower, (A) certifying compliance with the conditions set forth in paragraphs (a) and (b) of Section 5.2, and (B) certifying that immediately after giving effect to the Transactions occurring on or prior to the Effective Date, neither the Borrower nor any of the Subsidiaries shall have outstanding (1) any Indebtedness other than as permitted under Section 7.1(a), or (2) any Disqualified Equity;

(viii) in the case of the certificate of the Borrower, attaching financial projections, including projected capital expenditures, covering the period through the Maturity Date; and

(ix) in the case of the certificate of the Borrower, certifying (together with calculations and other evidence in appropriate detail) that (1) immediately after giving effect to the Transactions occurring on or prior to the Effective Date, the Leverage Ratio is not greater than 2.75:1.00, and (2) the Interest Coverage Ratio is not less than 4.00:1.00.

(e) Fees and Expenses. The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out of pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(f) Guarantee Reaffirmation. The Administrative Agent shall have received counterparts of the Guarantee Reaffirmation signed on behalf of the Borrower and each Subsidiary Guarantor.

(g) Amendment to Security Agreement. The Administrative Agent shall have received counterparts of an amendment to the Security Agreement signed on behalf of the Loan Parties substantially in the form of Exhibit J.

(h) Pro Rata Reallocation. If Revolving Loans would be outstanding upon the occurrence of the Effective Date, then simultaneously therewith (1) each Revolving Lender shall be deemed to have entered into a master assignment and acceptance agreement, in form and substance substantially similar to Exhibit A, pursuant to which each Revolving Lender shall have

Virtus Investment Partners, Inc. Amended and Restated Credit Agreement

assigned to each other Revolving Lender a portion of its Revolving Loans necessary to reflect proportionately the Revolving Commitments as initially in effect on the Effective Date, and (2) in connection with such assignment, each Revolving Lender shall pay to the Administrative Agent, for the account of the other Revolving Lenders, such amount as shall be necessary to appropriately reflect the assignment to it of Revolving Loans and Eurodollar Borrowings; and in connection with such master assignment each Revolving Lender may treat the assignment of its Eurodollar Borrowings as a prepayment of such Eurodollar Borrowings for purposes of Section 3.6.

(i) UCC, Tax and Judgment Lien Searches. The Administrative Agent shall have received and be satisfied with the results of a search of the UCC (or equivalent) filings made and tax and judgment lien searches with respect to the Loan Parties in jurisdictions contemplated by the Security Agreement and otherwise, and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 7.2 or have been released.

(j) Reserved.

(k) No Violation. The performance by each Loan Party of its obligations under each Loan Document to which it is a party does not (i) violate any applicable law, statute, rule or regulation or (ii) conflict with, or result in a default or event of default under, any material agreement of any Loan Party or any other Subsidiary.

(l) Environmental Matters; No Litigation. Each Lender shall be reasonably satisfied (i) with the amount and nature of any environmental and employee health and safety exposures to which the Borrower and the Subsidiaries may be subject, or with the plans of the Borrower with respect thereto, (ii) that there shall be no litigation or administrative proceeding, or regulatory development, that would reasonably be expected to have a material adverse effect on (A) the business, assets, operations, prospects, condition (financial or otherwise) or material agreements of the Borrower and the Subsidiaries, taken as a whole, (B) the ability of any Loan Party to perform any of its obligations under any Loan Document or (C) the rights of or benefits available to any Credit Party under any Loan Document, (iii) with the current status of, and the terms of any settlement or other resolution of, any litigation or other proceedings brought against the Borrower or any Subsidiary relating to its business, or (iv) with the tax position and the contingent tax and other liabilities of, and with any tax sharing agreements among the Borrower and the Subsidiaries, and with the plans of the Borrower with respect thereto.

The Administrative Agent shall notify the Borrower and the Credit Parties of the Effective Date, and each such notice shall be conclusive and binding. The Administrative Agent shall be entitled to assume that each of the conditions set forth in Sections 5.1(k) and 5.1(l) have been satisfied unless it shall have received notice expressly to the contrary from a Credit Party or a Loan Party.

Virtus Investment Partners, Inc. Amended and Restated Credit Agreement

Section 5.2 Each Credit Event. The obligation of each Revolving Lender to make a Revolving Loan on the occasion of any Borrowing, of the Swingline Lender to make a Swingline Loan on the date requested, and of each Lender to participate in any Swingline Loan or in any issuance, amendment, renewal or extension of a Letter of Credit (including not giving a Notice of Non-Extension in respect of any Evergreen Letter of Credit) is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct on and as of the date of such Borrowing, such Swingline Loan or the date of such issuance, amendment, renewal or extension (or the last day on which the Issuing Bank could deliver a Notice of Non-Extension in respect of any Evergreen Letter of Credit), as applicable.

(b) At the time of and immediately after giving effect to such Borrowing, such Swingline Loan or such issuance, amendment, renewal or extension (or the last day on which the Issuing Bank could deliver a Notice of Non Extension in respect of any Evergreen Letter of Credit), as applicable, no Default shall have occurred and be continuing.

(c) The Administrative Agent shall have received such other documentation and assurances as shall be reasonably required by it in connection therewith.

Each Borrowing, each Swingline Loan and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE 6.

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees and other amounts payable under the Loan Documents shall have been paid in full and all Letters of Credit have expired and all LC Disbursements have been reimbursed, the Borrower covenants and agrees with the Credit Parties that:

Section 6.1 Financial Statements and Other Information. The Borrower will furnish to each Credit Party either in hard copy or by electronic communication (including by email, internet and intranet websites) pursuant to procedures approved by the Administrative Agent:

(a) within 90 days after the end of each fiscal year, (i) its Form 10 K containing its audited consolidated balance sheet and related statements of income, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLP or another registered independent public accounting firm of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, and (ii) consolidating unaudited balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower and the Subsidiaries as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year;

Virtus Investment Partners, Inc. Amended and Restated Credit Agreement

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, (i) its Form 10 Q containing its unaudited consolidated balance sheet and related unaudited statements of income, stockholders’ equity and cash flows, and (ii) consolidating unaudited balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower and the Subsidiaries, in each case, as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a Compliance Certificate signed by a Financial Officer (i) attaching reasonably detailed calculations demonstrating compliance with Section 7.8 and Section 7.12, (ii) attaching reasonably detailed information regarding the utilization of the baskets contained in Sections 7.1, 7.2, 7.4 and 7.5, (iii) listing each Subsidiary as of the date of such Compliance Certificate, specifying whether such Subsidiary is a Domestic Subsidiary or a Foreign Subsidiary, whether such Subsidiary is a Subsidiary Guarantor and, in the case of each Foreign Subsidiary, whether such Foreign Subsidiary is a CFC, (iv) containing either a certification that no Default exists or, specifying the nature of each such Default or Event of Default, the nature and status thereof and any action take or proposed to be taken with respect thereto, (v) certifying that there have been no changes to the jurisdiction of organization nor legal name of any Loan Party since the date of the last Compliance Certificate delivered pursuant to the Credit Agreement, (vi) containing either a certification that there has been no change to the information disclosed in the Schedules to the Security Agreement or, after the delivery of the first certification delivered pursuant to this subsection, as previously certified, or, if so, specifying all such changes, and (vii) certifying that all UCC financing statements or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, containing a description of the Collateral have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to Schedule 3.1(a)(v) to the Security Agreement and each other jurisdiction as is necessary to perfect the Liens in the Collateral, and all other actions have been taken, to the extent necessary to protect and perfect the Security Interest (as defined in the Security Agreement) except as noted therein with respect to any continuation statements to be filed within the 12 month period after the date of such certificate;

(d) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(e) within 45 days after the beginning of each fiscal year, (i) an annual consolidated forecast for the Borrower and the Subsidiaries for such fiscal year, including projected consolidated statements of income of the Borrower and the Subsidiaries, all in reasonable detail acceptable to the Administrative Agent, and (ii) promptly upon preparation thereof, such other forecasts that the Borrower or any Subsidiary may prepare and any revisions that may be made to any forecast previously delivered to the Credit Parties;

Virtus Investment Partners, Inc. Amended and Restated Credit Agreement

(f) furnish to each Credit Party promptly such other information with documentation required by bank regulatory authorities under applicable “know your customer” and Anti Money Laundering rules and regulations (including, without limitation, the Patriot Act), as from time to time may be reasonably requested by such Credit Party; and

(g) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as any Credit Party may reasonably request.

Section 6.2 Notices of Material Events. The Borrower will furnish to each Credit Party prompt written notice of the following:

(a) the occurrence of any Event of Default or Default, specifying the nature and extent thereof;

(b) the filing or commencement of, or any threat or notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against any Borrower or Subsidiary that could reasonably be expected to result in a Material Adverse Effect;

(c) as soon as possible after, and in any event within ten (10) Business Days after the Borrower or any ERISA Affiliate knows or has reason to know that, any ERISA Event has occurred that, alone or together with any other ERISA Event could reasonably be expected to result in liability of the Borrower in an aggregate amount exceeding $1,000,000;

(d) as soon as possible and in no event later than ten (10) Business Days after the receipt thereof by the Borrower or any Subsidiary, a copy of any notice, summons, citations or other written communications concerning any actual, alleged, suspected or threatened violation of any Environmental Law, or any Environmental Liability of the Borrower or any Subsidiary, in each case, which could reasonably be expected to have a Material Adverse Effect;

(e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be;

(f) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Credit Parties pursuant to any other clause of this Section 6.2; and

(g) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Virtus Investment Partners, Inc. Amended and Restated Credit Agreement

Documents required to be delivered pursuant to Sections 6.1(a), 6.1(b), 6.2(e) or 6.2(f) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed in Section 10.1; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Credit Party has access (whether a commercial, third party website or whether sponsored by the Administrative Agent), provided that: (i) the Borrower shall deliver paper copies of such documents to each Credit Party that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by such Credit Party and (ii) the Borrower shall notify each Credit Party (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.1(c) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Credit Party shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (i) the Administrative Agent will make available to the other Credit Parties on a confidential basis materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (ii) certain of such Credit Parties may be “public side lenders” (i.e., creditors that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that it will notify the Administrative Agent in the event that any non-public information is included in the Borrower Materials and to cooperate with the Administrative Agent to ensure that such non-public information is not distributed to a Public Lender.

Section 6.3 Existence; Conduct of Business. The Borrower will, and will cause each of the Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business, provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.3 or any sale, lease, transfer or other disposition permitted by Section 7.5.

Section 6.4 Payment and Performance of Obligations. The Borrower will, and will cause each of the Subsidiaries to, pay or perform its obligations, including Tax liabilities, that, if not paid or performed, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) the Borrower or such Subsidiary

Virtus Investment Partners, Inc. Amended and Restated Credit Agreement

has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (iii) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 6.5 Maintenance of Properties. The Borrower will, and will cause each of the Subsidiary Guarantors to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

Section 6.6 Books and Records; Inspection Rights. The Borrower will, and will cause each of the Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of the Subsidiaries to, permit any representatives designated by any Credit Party, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accounting firm, all at such reasonable times and as often as reasonably requested.

Section 6.7 Compliance with Laws. The Borrower will, and will cause each of the Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. In addition, and without limiting the foregoing sentence, the Borrower shall comply in all material respects, with (i) the Trading with Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Patriot Act.

Section 6.8 Use of Proceeds

(a) The proceeds of the Loans and the Letters of Credit will be used only as follows: (iii) for working capital requirements, (iv) for general corporate purposes, including capital expenditures, and (v) for investments in Joint Ventures and non-hostile acquisitions to the extent permitted by Section 7.4.

(b) No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, to (i) purchase, acquire or carry any Margin Stock, (ii) for any purpose that entails a violation of any of the regulations of the Board, including Regulations T, U and X, or (iii) in any manner which would violate any of the foreign asset control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto.

Section 6.9 Information Regarding Collateral. The Borrower will furnish to the Administrative Agent prompt written notice of any change in (i) the legal name or jurisdiction of incorporation or formation of any Loan Party, (ii) the location of the chief executive office of any Loan Party, its principal place of business, any office in which it maintains books or records relating to Collateral owned or held by it or on its behalf or, except as provided in the applicable

Virtus Investment Partners, Inc. Amended and Restated Credit Agreement

Security Documents, any office or facility at which Collateral owned or held by it or on its behalf with an aggregate book value in excess of $1,000,000 is located (including the establishment of any such new office or facility), (iii) the identity or organizational structure of any Loan Party such that a filed financing statement becomes misleading or (iv) the Federal Taxpayer Identification Number or company organizational number of any Loan Party. The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. The Borrower also agrees promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

Section 6.10 Insurance. The Borrower will, and will cause each of the Subsidiaries to, maintain, with financially sound and reputable insurance companies, (i) adequate insurance for its insurable properties, all to such extent and against such risks, including fire, casualty, business interruption and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations, (ii) adequate errors and omissions insurance as is customary with companies in the same or similar business operating in the same or similar locations, and (iii) such other insurance as is required pursuant to the terms of any Security Document.

Section 6.11 Casualty and Condemnation

(a) The Borrower will furnish to the Credit Parties prompt written notice of any casualty or other insured damage in excess of $1,000,000 to any portion of any property owned or held by or on behalf of itself or any Subsidiary Guarantor or the commencement of any action or proceeding for the taking of any such property or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding.

(b) If any Casualty Event results in Net Proceeds (whether in the form of insurance proceeds, condemnation award or otherwise), the Administrative Agent is authorized to collect such Net Proceeds and, if received by the Borrower or any Subsidiary Guarantor, such Net Proceeds shall not be commingled with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Administrative Agent hereunder and shall be forthwith paid over to the Administrative Agent, provided that (i) to the extent that the Borrower or any of the Subsidiary Guarantors intends to use any such Net Proceeds to repair, restore, reinvest or replace assets of the Borrower or any of the Subsidiary Guarantors as provided in the proviso of the definition of the term “Net Proceeds”, the Administrative Agent shall, subject to the terms and conditions of such proviso, deliver such Net Proceeds to the Borrower, (ii) otherwise, the Administrative Agent shall, and the Borrower hereby authorizes the Administrative Agent to, apply such Net Proceeds to prepay the Loans in accordance with Section 2.7 and (iii) all proceeds of business interruption insurance shall be paid over to the Borrower unless a Default has occurred and is continuing.

(c) All proceeds received by or paid to the Administrative Agent that do not constitute Net Proceeds shall be paid over to the Borrower, on behalf of the relevant Loan Parties, unless an Event of Default has occurred and is continuing.

Virtus Investment Partners, Inc. Amended and Restated Credit Agreement

Section 6.12 Additional Subsidiary Guarantors. If any of the following occur (each an “Organizational Event”):

(a) any Person that was neither a Subsidiary Guarantor nor a wholly-owned Subsidiary on the Effective Date becomes a wholly-owned Subsidiary,

(b) any wholly-owned Subsidiary that was an Inactive Subsidiary on the Effective Date continues to be a wholly-owned Subsidiary but ceases to be an Inactive Subsidiary, or

(c) with respect to any Subsidiary, the Borrower elects to have such Subsidiary become a “Subsidiary Guarantor” hereunder,

then the Borrower will notify the Credit Parties in writing thereof not later than the tenth Business Day after the date of such Organizational Event and (i) the Borrower will cause such Subsidiary (unless such Subsidiary is a CFC) to (A) execute and deliver each applicable Guarantee Document (or otherwise become a party thereto in the manner provided therein) and become a party to each applicable Security Document in the manner provided therein, in each case not later than the twentieth Business Day after the date of such Organizational Event and (B) promptly take such actions to create and perfect Liens on such Subsidiary’s assets to secure the Credit Obligations as the Administrative Agent or the Required Lenders shall reasonably request (it being understood that not more than 100% of the non-voting Equity Interests (if any) and 65% of the voting Equity Interests in a Foreign Subsidiary that is a CFC shall be pledged) and (ii) if any Equity Interests issued by any such Subsidiary are owned or held by or on behalf of the Borrower or any Subsidiary Guarantor or any loans, advances or other debt is owed or owing by any such Subsidiary to the Borrower or any Subsidiary Guarantor, the Borrower will cause such Equity Interests and promissory notes and other instruments evidencing such loans, advances and other debt to be pledged pursuant to the Security Documents not later than the tenth Business Day after the date of such Organizational Event.

Section 6.13 Further Assurances

(a) The Borrower will, and will cause each Subsidiary Guarantor to, execute any and all further documents, financing statements, agreements (including guarantee agreements and security agreements) and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings and other documents), that may be required under any applicable law or which the Administrative Agent or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect (including as a result of any change in applicable law) the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Borrower. The Borrower also agrees to provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

Virtus Investment Partners, Inc. Amended and Restated Credit Agreement

(b) The Borrower hereby covenants and agrees that, if at any time on or after the date hereof any asset or property acquired, owned or held by or on behalf of the Borrower or any Subsidiary Guarantor that constitutes or would constitute Collateral is not subject to a perfected Lien of the Administrative Agent under the applicable Loan Documents with the priority required thereby (except as a result of the Administrative Agent’s failure to maintain possession of any instrument, stock certificate or other similar document delivered to it hereunder or as a result of such asset or property being used or disposed of in a manner expressly permitted by any Loan Document), then the Borrower shall, at its own cost and expense, promptly (i) notify the Administrative Agent thereof and (ii) execute and deliver or cause the applicable Subsidiary Guarantor to execute and deliver, any and all agreements, instruments and other documents, and take all further action (including the filing and recording of financing statements and other documents), that may be necessary or reasonably requested by the Administrative Agent to cause such asset or property to become subject to a perfected Lien in favor of the Administrative Agent (including, where applicable, perfection by establishing “sole dominion and control” within the meaning of the common law and “control” within the meaning of the UCC), with the priority required hereby. In addition, the Borrower hereby covenants and agrees that each Compliance Certificate delivered pursuant to Section 6.1(c) after the date hereof shall contain a certification that the representations and warranties contained in Section 3.1(a)(v) of the Security Agreement made by it and each other Loan Party are true and correct as of the date of such certificate.

(c) If any real estate assets with an appraised value greater than $1,000,000 are acquired by the Borrower or any Subsidiary Guarantor after the Agreement Date (other than assets constituting Collateral under the Security Documents that become subject to the perfected Lien of the Security Documents upon acquisition thereof, and other than assets upon which the Administrative Agent has a first perfected Lien), the Borrower will notify the Credit Parties thereof, and, if requested by the Administrative Agent or the Required Lenders, the Borrower will cause such assets to be subjected to a Lien securing the Credit Obligations and will take, and cause the Subsidiary Guarantors to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Borrower and the Subsidiary Guarantors.

Section 6.14 Compliance with Environmental Laws. The Borrower will, and will cause each Subsidiary and each lessee and other Person occupying its Properties to, comply, in all material respects with all Environmental Laws and Environmental Permits applicable to its operations and Properties; obtain and renew all material Environmental Permits necessary for its operations and Properties, and conduct any Remedial Action in accordance with Environmental Laws; provided, however, that neither the Borrower nor any of the Subsidiaries shall be required to undertake any Remedial Action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.

Virtus Investment Partners, Inc. Amended and Restated Credit Agreement

ARTICLE 7.

NEGATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees and other amounts payable under the Loan Documents shall have been paid in full and all Letters of Credit have expired and all LC Disbursements have been reimbursed, the Borrower covenants and agrees with the Credit Parties that:

Section 7.1 Indebtedness; Equity Securities

(a) The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(i) Indebtedness under the Loan Documents;

(ii) Indebtedness existing on the Effective Date and set forth in Schedule 7.1, and any extensions, renewals or replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;

(iii) Indebtedness of (A) any Person that becomes a Subsidiary after the Effective Date, provided that such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary, and (B) if the Borrower assumes any Indebtedness in connection with the acquisition of such Person, the aggregate outstanding principal amount of all such Indebtedness assumed by the Borrower pursuant to this clause (B) shall not exceed $2,000,000 at any time;

(iv) intercompany Indebtedness of the Borrower or any Subsidiary owing to and held by the Borrower or any Subsidiary; provided, however, that (x) if the Borrower or any Subsidiary Guarantor is the obligor on such Indebtedness and any Subsidiary (other than a Subsidiary Guarantor) is the obligee thereof, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Credit Obligations (including, with respect to any Subsidiary Guarantor, its obligations under the Guarantee Documents), and (y) if Indebtedness owed to the Borrower or any Subsidiary Guarantor is evidenced by a promissory note, such note shall be pledged to the Administrative Agent under the applicable Security Document;

(v) Guarantees by the Borrower of Indebtedness of any Subsidiary Guarantor and by any Subsidiary of Indebtedness of the Borrower or any Subsidiary Guarantor, provided that such Indebtedness is otherwise permitted by this Section 7.1(a);

(vi) obligations under any Hedging Agreements permitted by Section 7.7;

(vii) so long as at the time of the incurrence thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, other unsecured Indebtedness of the Borrower and the Subsidiary Guarantors in an aggregate

Virtus Investment Partners, Inc. Amended and Restated Credit Agreement

outstanding principal amount not, without duplication, exceeding $5,000,000 at any time; provided that such dollar limitation shall not apply to any contingent or deferred consideration to be paid in connection with a transaction that is otherwise permitted by Section 7.4(i); and

(viii) other Indebtedness of VPD not in excess of $5,000,000 at any one time outstanding.

(b) The Borrower will not, and it will not permit any Subsidiary Guarantor to, (i) issue any Disqualified Equity, or (ii) be or become liable in respect of any obligation (contingent or otherwise) to purchase, redeem, retire, acquire or make any other payment in respect of any Equity Interests of the Borrower or any Subsidiary, except as permitted under Sections 7.5(d) and 7.8.

Section 7.2 Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Liens created under the Loan Documents;

(b) Permitted Encumbrances;

(c) any Lien on any property or asset of the Borrower or any Subsidiary existing on the Effective Date and set forth in Schedule 7.2, provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the Effective Date and any extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d) security interests existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the Effective Date prior to the time such Person becomes a Subsidiary, provided that (i) such security interests secure Indebtedness permitted by clause (iii) of Section 7.1(a), (ii) such security interests are not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as applicable, (iii) such security interests shall not apply to any other property or assets of the Borrower or any Subsidiary and (iv) such security interests shall secure only the Indebtedness that they secure on the date of such acquisition or the date such Person becomes a Subsidiary, as applicable, and any extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof; and

(e) Liens permitted by any Control Agreement.

Section 7.3 Fundamental Changes; Business; Fiscal Year

(a) The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of

Virtus Investment Partners, Inc. Amended and Restated Credit Agreement

transactions) all or substantially all of its assets, or all or substantially all of the Equity Interests issued by any of the Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, provided that, if at the time thereof and immediately after giving effect thereto, no Default shall or would have occurred and be continuing:

(i) any wholly-owned Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving entity, and any wholly-owned Subsidiary may merge into any Subsidiary Guarantor;

(ii) any Subsidiary may merge with any Person in a transaction that is not permitted by clause (i) of this Section 7.3(a), provided that such merger is permitted by Sections 7.4 or 7.5, as applicable;

(iii) any Subsidiary may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to the Borrower or to any Subsidiary Guarantor;

(iv) the Borrower or any Subsidiary may sell, transfer, lease or otherwise dispose of its assets in a transaction that is not permitted by clause (iii) of this Section 7.3(a), provided that such sale, transfer, lease or other disposition is permitted by Section 7.5;

(v) any Subsidiary (other than a Subsidiary Guarantor) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; and

(vi) Rutherford may liquidate or dissolve, provided that immediately after giving effect thereto no Event of Default would exist.

(b) The Borrower will not, and will not permit any of the Subsidiaries to, engage to any material extent in any business other than the Business.

(c) The Borrower will not, and will not permit any of the Subsidiaries to, change its fiscal year.

Section 7.4 Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, and will not permit any of the Subsidiaries to, purchase, hold or acquire (including pursuant to any merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, make or permit to exist any Guarantees of any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions (including pursuant to any merger)) any assets of any other Person constituting a business unit, or purchase or otherwise enter into or become party to any derivative transaction, except:

(a) Permitted Investments;

Virtus Investment Partners, Inc. Amended and Restated Credit Agreement

(b) investments existing on the Effective Date and set forth in Schedules 4.11 and 7.4;

(c) investments made by the Borrower in the Equity Interests of any Subsidiary Guarantor and made by any Subsidiary Guarantor in the Equity Interests of any other Subsidiary Guarantor;

(d) loans or advances made by (i) the Borrower to any Subsidiary or (ii) any Subsidiary to the Borrower or any other Subsidiary, in each case subject to the limitations set forth in Section 7.1(a)(iv);

(e) acquisitions made by the Borrower from any Subsidiary Guarantor and made by any Subsidiary Guarantor from the Borrower or any other Subsidiary Guarantor;

(f) Guarantees permitted by Section 7.1(a);

(g) Hedging Agreements permitted by Section 7.7;

(h) investments by the Borrower in the Equity Interests of VPD to the extent necessary to meet the net capital requirements with respect to VPD under Rule 15c3-1 of the Securities Exchange Act of 1934; and

(i) other acquisitions and investments made by the Borrower or any Subsidiary Guarantor on and subject to the following terms and conditions:

(i) immediately before and after giving effect thereto, no Default shall have occurred and be continuing;

(ii) each such acquisition or investment, as the case may be, and all transactions related thereto shall be consummated in accordance with all applicable laws, ordinances, rules, regulations and requirements of all Governmental Authorities;

(iii) for each such acquisition for which the value of the total consideration paid by the Borrower or any Subsidiary (whether in cash or otherwise) is greater than or equal to $20,000,000, the Borrower shall deliver to the Administrative Agent within five (5) Business Days following the consummation of such acquisition, (1) a notice of acquisition which shall set forth pro forma compliance with all covenants under the Loan Documents, and (2) true and complete copies of each acquisition document together with all schedules thereto, each executed by all of the parties thereto;

(iv) as soon as possible but in any event within the time periods set forth in the applicable provisions of Section 6.12, the Borrower shall have complied with the provisions of Sections 6.12 and 6.13, if applicable, with respect to each such acquisition or investment, as the case may be;

(v) if such investment consists of the investment of seed capital in a newly created Virtus Fund, immediately after giving effect thereto, the aggregate cost of all such investments made after September 1, 2012 less the aggregate cash returns of all such investments received after September 1, 2012 shall not exceed 25% of Borrower Group Net Worth; and

Virtus Investment Partners, Inc. Amended and Restated Credit Agreement

(vi) if such investment is in a Joint Venture, immediately after giving effect to each such investment (the “Test Time”), (x) the aggregate cost of all such investments made during each Calculation Period in each Person that, as of such Test Time, would be a Joint Venture would not exceed 25% of Borrower Group Net Worth, and (y) the aggregate cost of all such investments in each Person that, as of such Test Time, would be a Joint Venture would not exceed 50% of Borrower Group Net Worth, provided further that in determining the cost, for purposes of this clause (vi), of an investment in a Joint Venture that was formerly a Subsidiary, the cost shall be deemed to be the book value of such Joint Venture as set forth on the balance sheet of the Borrower Group on a consolidated basis in accordance with GAAP.

Section 7.5 Asset Sales; Issuances of Equity Interests by Subsidiaries. The Borrower will not, and will not permit any of the Subsidiaries to, sell, transfer, lease or otherwise dispose (including pursuant to a merger) of any asset, including any asset constituting an Equity Interest in any other Person, nor will the Borrower permit any of the Subsidiaries to issue any additional Equity Interests, except:

(a) sales, transfers, leases and other dispositions of inventory, used or surplus equipment and Permitted Investments, in each case in the ordinary course of business;

(b) sales, transfers, leases and other dispositions made by the Borrower to any Subsidiary Guarantor and made by any Subsidiary Guarantor to the Borrower or any other Subsidiary Guarantor;

(c) (x) issuances of Equity Interests by any Subsidiary Guarantor to the Borrower or any other Subsidiary Guarantor, and (y) issuances of Equity Interests by VPD to the Borrower;

(d) issuances of Equity Interests by the Borrower (other than Disqualified Equity) at any time; and

(e) if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, other sales, transfers, leases and other dispositions of assets, and issuances of Equity Interests (other than Equity Interests not constituting perpetual common Equity Interests issued by the Borrower and other than Equity Interests issued by any Subsidiary Guarantor), provided that (i) the aggregate fair market value of all assets sold, transferred, leased or otherwise disposed of, and all Equity Interests (other than Equity Interests issued by the Borrower) issued, in each case in reliance upon this clause (e) shall not exceed in the aggregate for any Calculation Period 10% of the Borrower Group Net Worth, and (ii) all sales, transfers, leases and other dispositions and all issuances of Equity Interests, in each case permitted by this clause (e), shall be made for fair value and solely for cash consideration, including deferred cash consideration.

Section 7.6 Sale and Lease Back Transactions. The Borrower will not, and will not permit any of the Subsidiaries to, enter into any arrangement, directly or indirectly, with any

Virtus Investment Partners, Inc. Amended and Restated Credit Agreement

Person whereby it shall sell or transfer any property, real or personal, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Leaseback”).

Section 7.7 Hedging Agreements. The Borrower will not, and will not permit any of the Subsidiaries to, enter into any Hedging Agreement, other than Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or such Subsidiary is exposed in the conduct of its business or the management of its liabilities.

Section 7.8 Restricted Payments. The Borrower will not, and will not permit any of the Subsidiaries to, declare or make, or agree to pay for or make, directly or indirectly, any Restricted Payment unless immediately before and after giving effect to any such Restricted Payment no Default shall exist or would occur, except:

(a) the Borrower may declare and pay, and agree to pay, dividends with respect to its Equity Interests payable solely in perpetual common Equity Interests, and

(b) any Subsidiary may declare and pay dividends with respect to its Equity Interests to the Borrower or any Subsidiary Guarantor.

Section 7.9 Transactions with Affiliates. The Borrower will not, and will not permit any of the Subsidiaries to, sell, transfer, lease or otherwise dispose (including pursuant to a merger) any property or assets to, or purchase, lease or otherwise acquire (including pursuant to a merger) any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arms length basis from unrelated third parties, provided that this Section shall not apply to any transaction that is permitted under Section 7.1, 7.3, 7.4, 7.5 or 7.8 of this Credit Agreement, or Article 9 of the Guarantee Agreement, between or among the Loan Parties and not involving any other Affiliate.

Section 7.10 Restrictive Agreements. The Borrower will not, and will not permit any of the Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement binding on the Borrower or any Subsidiary that prohibits, restricts or imposes any condition upon (i) the ability of the Borrower or any Subsidiary Guarantor to create, incur or permit to exist any Lien upon any of its property or assets (unless such agreement or arrangement does not prohibit, restrict or impose any condition upon the ability of any Loan Party to create, incur or permit to exist any Lien in favor of the Secured Parties created under the Loan Documents), (ii) the ability of any Subsidiary Guarantor to pay dividends or make other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary Guarantor or to Guarantee Indebtedness of the Borrower or any other Subsidiary Guarantor, or (iii) the ability of any Subsidiary to repay loans or advances to the Borrower or any Subsidiary Guarantor, provided that (a) the foregoing shall not apply to restrictions and conditions imposed by law or by the Loan Documents, (b) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 7.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (c) the foregoing shall not apply to customary

Virtus Investment Partners, Inc. Amended and Restated Credit Agreement

restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (d) clause (i) of this Section shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Credit Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, and (e) clause (i) of this Section shall not apply to customary provisions in leases restricting the assignment thereof.

Section 7.11 Amendment of Material Documents. The Borrower will not, and will not permit any Subsidiary to, amend, modify or waive any of its rights under its certificate of formation, operating agreement or other organizational documents, other than amendments, modifications or waivers that could not reasonably be expected to adversely affect the Credit Parties, provided that the Borrower shall deliver or cause to be delivered to each Credit Party a copy of each such amendment, modification or waiver promptly after the execution and delivery thereof.

Section 7.12 Financial Covenants

(a) Leverage Ratio. The Borrower will not permit the Leverage Ratio to be greater than 2.75:1.00.

(b) Interest Coverage Ratio. The Borrower will not permit the Interest Coverage Ratio to be less than 4.00:1.00 at any time.

Section 7.13 Government Regulation. The Borrower shall not, and shall not permit any Subsidiary to, (i) be or become subject at any time to any law, regulation, or list of any government agency (including the United States Office of Foreign Asset Control list) that prohibits or limits any Credit Party from making any loans or extension of credit (including the Loans and the Letters of Credit) to any Loan Party or from otherwise conducting business with any such Loan Party, or (ii) fail to provide documentary and other evidence of any Loan Party’s identity as may be requested by any Lender or the Issuing Bank at any time to enable such Lender or the Issuing Bank to verify any Loan Party’s identity or to comply with any applicable law or regulation, including Section 326 of the Patriot Act.

Section 7.14 Corporate Structure. The Borrower will not cause, permit or suffer to exist any Subsidiary that is not a Subsidiary Guarantor to hold any Equity Interest in any Subsidiary Guarantor.

Section 7.15 Rutherford. The Borrower shall not permit Rutherford to acquire or hold any assets.

Virtus Investment Partners, Inc. Amended and Restated Credit Agreement

ARTICLE 8.

EVENTS OF DEFAULT

Section 8.1 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non Payment of Principal or LC Disbursement. The Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise.

(b) Other Non Payment. The Borrower shall fail to pay any interest on any Loan or on any reimbursement obligation in respect of any LC Disbursement or any fee, commission or any other amount (other than an amount referred to in clause (a) of this Section) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days.

(c) Representations and Warranties. Any representation or warranty made or deemed made by or on behalf of any Loan Party in or in connection with any Loan Document or any amendment or modification hereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification hereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made.

(d) Specific Covenants. The Borrower shall fail to observe or perform any covenant, condition or agreement contained in (i) Section 6.1(c) and such failure shall continue unremedied for a period of five days, or (ii) Sections 6.3, 6.8, or 6.12, or in Article 7.

(e) Other Covenants. Any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document to which it is a party (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after such Loan Party shall have obtained awareness thereof.

(f) Cross Default; Payment Default on Material Obligations. The Borrower or any Subsidiary shall fail to make any payment (whether of principal, interest or otherwise and regardless of amount) in respect of any Material Obligations when and as the same shall become due and payable (after giving effect to any applicable grace period).

(g) Other Cross Defaults. Any event or condition occurs that results in any Material Obligations becoming due prior to their scheduled maturity or payment date, or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Obligations or any trustee or agent on its or their behalf to cause any Material Obligations to become due prior to their scheduled maturity or payment date or to require the prepayment, repurchase, redemption or defeasance thereof prior to their scheduled maturity or payment date (in each case after giving effect to any applicable cure period), provided that this clause (g) shall not apply to secured Indebtedness that becomes due solely as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness.

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(h) Involuntary Proceedings. An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered.

(i) Voluntary Proceedings. The Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing.

(j) Inability to Pay Debts. The Borrower or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due.

(k) Judgments. One or more judgments for the payment of money in an aggregate amount in excess of $2,000,000 shall be rendered against the Borrower or any Subsidiary or any combination thereof (which shall not be fully covered by insurance without taking into account any applicable deductibles) and the same shall remain undischarged or unbonded for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment and such attachment or levy remains undismissed or unstayed for a period of 45 days.

(l) ERISA Events. An ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and the Subsidiaries in an aggregate amount exceeding (i) $2,000,000 in any year or (ii) $4,000,000 for all periods.

(m) Invalidity of Loan Documents. Any Loan Document shall cease, for any reason, to be in full force and effect, or any Loan Party shall so assert in writing or shall disavow any of its obligations thereunder.

(n) Liens. Any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Security Document, except (i) as a

Virtus Investment Partners, Inc. Amended and Restated Credit Agreement

result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents (ii) as a result of the Administrative Agent’s failure to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Security Documents, or (iii) as a result of the Administrative Agent releasing all or any portion of the Collateral or filing a UCC termination statement.

(o) Licenses. There shall occur the loss, suspension or revocation of, or failure to renew any license or permit now held or hereafter acquired if such loss, suspension, revocation or failure to renew could reasonably be expected to have a Material Adverse Effect.

(p) Change in Control. A Change in Control shall occur.

Section 8.2 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, then, and in every such event (other than an event described in Sections 8.1(h) or 8.1(i)), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions (whether before or after the Closing Date), at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of each Loan Party accrued under the Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event described in Sections 8.1(h) or 8.1(i), the Commitments shall automatically terminate (whether before or after the Closing Date) and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of each Loan Party accrued under the Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Section 8.3 Application of Funds. After the exercise of remedies provided for in Section 8.2 (or after the Loans have automatically become immediately due and payable and the LC Disbursements have automatically been required to be cash collateralized as set forth in Section 2.9(i)), any amounts received on account of the Credit Obligations shall be applied by the Administrative Agent in the following order:

First, to the payment of that portion of the Credit Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article 3 but excluding fees described in Section 3.3(b)), in each case payable to the Administrative Agent in its capacity as such;

Second, to the extent of any excess of such proceeds, to the payment of that portion of the Credit Obligations constituting fees, indemnities and other amounts, payable to the Credit Parties (including fees, charges and disbursements of counsel to the respective Credit Parties and amounts payable under Article 3 but excluding fees described in Section 3.3(b)), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Virtus Investment Partners, Inc. Amended and Restated Credit Agreement

Third, to the extent of any excess of such proceeds, to the payment of that portion of the Credit Obligations constituting accrued and unpaid fees under Section 3.3(b) and interest on the Loans, LC Disbursements and other Credit Obligations, ratably among the Credit Parties in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to the extent of any excess of such proceeds, to the payment of that portion of the Credit Obligations constituting unpaid principal of the Loans and LC Disbursements, ratably among the Credit Parties in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the extent of any excess of such proceeds, to the Administrative Agent for the account of the Issuing Bank, to cash collateralize that portion of LC Disbursements comprised of the aggregate undrawn amount of Letters of Credit;

Sixth, to the extent of any excess of such proceeds, to the payment of all other Credit Obligations of the Loan Parties owing under or in respect of the Loan Documents that are due and payable to the Credit Parties, or any of them, on such date, ratably based on the respective aggregate amounts of all such Credit Obligations owing to the Credit Parties on such date; and

Last, to the extent of any excess of such proceeds, the balance, if any, after all of the Credit Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.9(i), amounts used to cash collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Credit Obligations, if any, in the order set forth above.

ARTICLE 9.

THE ADMINISTRATIVE AGENT

Section 9.1 Appointment and Authority. Each Credit Party hereby irrevocably appoints The Bank of New York to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Credit Parties and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

Virtus Investment Partners, Inc. Amended and Restated Credit Agreement

Section 9.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to any other Credit Party.

Section 9.3 Exculpatory Provisions

(a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.2 and Article 9) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the Issuing Bank.

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(c) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Credit Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Credit Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 9.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent public accounting firm and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accounting firm or experts.

Section 9.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 9.6 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Credit Parties and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank with an office in New York, New York. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Credit Parties, appoint a successor Administrative Agent meeting the qualifications set forth above provided that if the

Virtus Investment Partners, Inc. Amended and Restated Credit Agreement

Administrative Agent shall notify the Borrower and the Credit Parties that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Credit Parties under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Credit Party directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.3 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 9.7 Non Reliance on Administrative Agent and Other Credit Parties. Each Credit Party acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Credit Party or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement. Each Credit Party also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Credit Party or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Credit Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.8 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers or Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Credit Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Bank hereunder.

Virtus Investment Partners, Inc. Amended and Restated Credit Agreement

ARTICLE 10.

MISCELLANEOUS

Section 10.1 Notices

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i) if to the Borrower, to it at 100 Pearl Street, Hartford, CT 06103 Attention of: Chief Financial Officer (Telephone No. (860) 263-4710; Facsimile No. (860) 241-1113), with a copy to it at 100 Pearl Street, Hartford, CT 06103 Attention of: In-house Counsel (Telephone No. (860) 263-4791; Facsimile No. (860) 241-1028);

(ii) if to the Administrative Agent, or the Issuing Bank to it at 6023 Airport Road, Oriskany, NY 13424, Attention of: Theresa Marino, Administrator, (Telephone No. (315) 765-4145, Facsimile No. (315) 765-4533), with a copy to The Bank of New York, at One Wall Street, New York, New York 10286, Attention of: Richard Shaw, Vice President (Telephone No. (212) 635-7273; Facsimile No. (212) 635-8541); and

(iii) if to any other Credit Party, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to the Credit Parties hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Credit Party pursuant to Article 2 if such Credit Party has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested”

Virtus Investment Partners, Inc. Amended and Restated Credit Agreement

function, as available, return e mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

Section 10.2 Waivers; Amendments

(a) No failure or delay by any Credit Party in exercising any right or power under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Credit Parties under the Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan and/or the issuance, amendment, extension or renewal of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Credit Party may have had notice or knowledge of such Default at the time.

(b) Neither any Loan Document nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders, provided that no such agreement shall (i) increase any Revolving Commitment of any Revolving Lender without the written consent of such Revolving Lender, increase the Letter of Credit Commitment without the consent of the Issuing Bank, or increase the Swingline Commitment without the consent of the Swingline Lender, (ii) reduce the principal amount of any Loan or any reimbursement obligation with respect to a LC Disbursement, or reduce the rate of any interest, or reduce any fees, payable under the Loan Documents, without the written consent of each Credit Party affected thereby thereof (it being understood that any amendment or modification to the financial definitions in this Credit Agreement or to the calculation or any financial covenant shall not constitute a reduction in the rate of interest or fees for the purposes of this clause (ii), notwithstanding the fact that such amendment or modification actually results in such a reduction), (iii) postpone the date of payment at stated maturity of any Loan or the date of payment of any reimbursement obligation with respect to an LC Disbursement, any interest or any fees payable under the Loan Documents, or reduce the amount of, waive or excuse any such payment, or postpone the stated termination or expiration of the Revolving Commitments or reduce the amount of or postpone the date of any prepayment required by Section 2.7(b) without the written consent of each Credit Party affected

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thereby, (iv) change any provision hereof in a manner that would alter the pro rata sharing of payments required by Section 2.10(b) or the pro rata reduction of Revolving Commitments required by Section 2.5(c), without the written consent of each Credit Party affected thereby, (v) change any of the provisions of this Section or the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, or change the currency in which Loans are to be made, Letters of Credit are to be issued or payment under the Loan Documents is to be made, or add additional borrowers, without the written consent of each Lender, (vi) release any Subsidiary Guarantor from its Guarantee under the Guarantee Documents (except as expressly provided therein), or limit its liability in respect of such Guarantee, without the written consent of each Lender, or (vii) release all or substantially all of the Collateral from the Liens of the Loan Documents (except as expressly provided in the applicable Security Document or in connection with a transaction permitted by Section 7.3), without the consent of each Lender, and provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Swingline Lender or the Issuing Bank hereunder without the prior written consent of such Person.

Section 10.3 Expenses; Indemnity; Damage Waiver

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent) in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Credit Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out of pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand (including enforcement) for payment in respect thereof and (iii) all out of pocket expenses incurred by the Administrative Agent or any Credit Party (including the fees, charges and disbursements of counsel for (1) the Lenders, collectively, (2) any Lender that reasonably believes that a conflict of interest exists between it and any other Lender, and (3) the Administrative Agent) in connection with the enforcement or protection of its rights (A) in connection with this Credit Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub agent thereof), each Credit Party, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Credit Agreement, any other Loan Document or any agreement or

Virtus Investment Partners, Inc. Amended and Restated Credit Agreement

instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub agent thereof), the Issuing Bank or any Related Party of any of the foregoing, each Revolving Lender severally agrees to pay to the Administrative Agent (or any such sub agent), the Issuing Bank or such Related Party, as the case may be, such Revolving Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub agent) or the Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub agent) or the Issuing Bank, in connection with such capacity. The obligations of the Revolving Lenders under this paragraph (c) are subject to the provisions of Section 2.10(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Credit Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Credit Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

Virtus Investment Partners, Inc. Amended and Restated Credit Agreement

(e) Payments. All amounts due under this Section shall be payable promptly and in no event later than 10 days after demand therefor.

Section 10.4 Successors and Assigns

(a) Successors and Assigns Generally. The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Credit Party and neither any Lender nor the Issuing Bank may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of Credit Party) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitments and the Loans and obligations in respect of its LC Exposure and Swingline Exposure at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments and the Loans and obligations in respect of its LC Exposure and Swingline Exposure at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

Virtus Investment Partners, Inc. Amended and Restated Credit Agreement

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the Loan or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund, provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender with a Commitment in respect of such facility;

(C) the consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Swingline Loans (whether or not then outstanding); and

(D) the consent of the Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Borrower. No such assignment shall be made to (a) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, or (b) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (b).

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or

Virtus Investment Partners, Inc. Amended and Restated Credit Agreement

subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested of but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Bank, each Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letter of Credit and Swingline Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.5 and 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this paragraph shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York, New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit

Virtus Investment Partners, Inc. Amended and Restated Credit Agreement

Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and each Credit Party shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso in Section 10.2(b) that directly affects such Participant. Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.5, 3.6 and 3.7 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.8 as though it were a Lender, provided such Participant agrees to be subject to Section 2.10(h) as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 3.5 or 3.7 than the Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.7 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.7(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.5 Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Credit Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of any Loan Document and the making of any Loans and the issuance, amendment, renewal or extension of any Letter of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Credit Party may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any LC Disbursement or any fee or any other amount payable under the Loan Documents is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 3.5, 3.6, 3.7, 10.3, 10.9, 10.10 and Article 9 shall survive and remain in full force and effect regardless of

Virtus Investment Partners, Inc. Amended and Restated Credit Agreement

the consummation of the transactions contemplated hereby, the repayment of the Loans and the LC Disbursements, the expiration or termination of the Letters of Credit and the termination of the Commitments or the termination of this Credit Agreement or any provision hereof.

Section 10.6 Counterparts; Integration; Effectiveness; Electronic Execution

(a) Counterparts; Integration; Effectiveness. This Credit Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Credit Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.1, this Credit Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Credit Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Credit Agreement.

(b) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.7 Severability. In the event any one or more of the provisions contained in this Credit Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 10.8 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Bank or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Credit Agreement or any other Loan Document to such Lender or the Issuing Bank, as the case may be, irrespective of whether or not

Virtus Investment Partners, Inc. Amended and Restated Credit Agreement

such Lender or the Issuing Bank shall have made any demand under this Credit Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness, provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.12 and pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Bank, or their respective Affiliates may have. Each Lender and the Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.9 Governing Law; Jurisdiction; Consent to Service of Process

(a) This Credit Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflict of laws principles that would require the application of the laws of another jurisdiction.

(b) Submission to Jurisdiction. The Borrower and each other Loan Party irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of New York sitting in New York County and of the United States District Court for the Southern District of New York and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Credit Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Credit Agreement or in any other Loan Document shall affect any right that any Credit Party may otherwise have to bring any action or proceeding relating to this Credit Agreement or any other Loan Document against the Borrower or any other Loan Party or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. The Borrower and each other Loan Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Credit Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Virtus Investment Partners, Inc. Amended and Restated Credit Agreement

(d) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.1. Nothing in this Credit Agreement will affect the right of any party to this Credit Agreement to serve process in any other manner permitted by law.

Section 10.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Credit Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Credit Agreement.

Section 10.12 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or LC Disbursement, together with all fees, charges and other amounts that are treated as interest thereon under applicable law (collectively the “charges”), shall exceed the maximum lawful rate (the “maximum rate”) that may be contracted for, charged, taken, received or reserved by the Person holding an interest in such Loan or LC Disbursement in accordance with applicable law, the rate of interest payable in respect of such Loan or LC Disbursement hereunder, together with all of the charges payable in respect thereof, shall be limited to the maximum rate and, to the extent lawful, the interest and the charges that would have been payable in respect of such Loan or LC Disbursement but were not payable as a result of the operation of this Section shall be cumulated, and the interest and the charges payable to such Person in respect of other Loans or LC Disbursements or periods shall be increased (but not above the maximum rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Person.

Section 10.13 Treatment of Certain Information; Confidentiality

(a) Each of Credit Party agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such

Virtus Investment Partners, Inc. Amended and Restated Credit Agreement

Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto or any other Secured Party, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Credit Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Credit Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (vii) with the consent of the Borrower or (viii) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Credit Party or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

(b) For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any other Credit Party on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries, provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 10.14 USA Patriot Act Notice. Each Credit Party that is subject to the Patriot Act hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107 56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Credit Party to identify each Loan Party in accordance with the Patriot Act.

Section 10.15 Publication; Advertisement

(a) Publication. No Loan Party will directly or indirectly publish, disclose or otherwise use in any public disclosure, advertising material, promotional material, press release or interview, any reference to the name, logo or any trademark of BNY Mellon or any of its Affiliates or any reference to this Credit Agreement or the financing evidenced hereby, in any case without the prior written consent of BNY Mellon.

(b) Advertisement. Each Loan Party hereby authorizes each of BNY Mellon to publish the name of such Loan Party and the amount of the financing evidenced hereby in any “tombstone” or comparable advertisement which BNY Mellon elects to publish. In addition, each Loan Party agrees that BNY Mellon may provide lending industry trade organizations with information necessary and customary for inclusion in league table measurements after the Effective Date.

Virtus Investment Partners, Inc. Amended and Restated Credit Agreement

Section 10.16 Non-existent Subsidiary Guarantors. Notwithstanding anything to the contrary contained in any Loan Document, (a) each Subsidiary Guarantor that was dissolved prior to the Effective Date shall have no further liability under this Credit Agreement, the Guarantee Agreement, or the Security Documents, provided that any Lien existing on the assets of any such dissolved Subsidiary Guarantor at the time of its dissolution shall continue in full force and effect except as may be otherwise provided under the Loan Documents, and (b) no signatory to the Pledge Agreement, dated as of September 1, 2009 between VP Distributors, Inc. and the Administrative Agent shall have any further liability thereunder, provided that any Lien existing on the assets of any such obligor shall continue in full force and effect except as may be otherwise provided under the Loan Documents.

[Signature pages follow]

Virtus Investment Partners, Inc. Amended and Restated Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Credit Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

VIRTUS INVESTMENT PARTNERS, INC.

By:	/s/ Michael A. Angerthal

Name:	Michael A. Angerthal
Title:	Executive Vice President and Chief Financial Officer

Virtus Investment Partners, Inc. Amended and Restated Credit Agreement

THE BANK OF NEW YORK MELLON

By:	/s/ Richard G. Shaw

Name:	Richard G. Shaw
Title:	Vice President

Virtus Investment Partners, Inc. Amended and Restated Credit Agreement

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Alaa Shraim
Name:	Alaa Shraim
Title:	Vice President

Virtus Investment Partners, Inc. Amended and Restated Credit Agreement

CITIBANK, N.A.

By:	/s/ Dane Graham
Name:	Dane Graham
Title:	Director

Virtus Investment Partners, Inc. Amended and Restated Credit Agreement

ROYAL BANK OF CANADA

By:	/s/ Tim Stephens

Name:	Tim Stephens
Title:	Director

Virtus Investment Partners, Inc. Amended and Restated Credit Agreement